                                                               EXHIBIT NO. 10.25


          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.





                   MANUFACTURING AND SUPPLY (FILL AND FINISH)

                                   AGREEMENT

                                    BETWEEN

                         EYETECH PHARMACEUTICALS, INC.

                                      AND

                             GILEAD SCIENCES, INC.




                         DATED AS OF NOVEMBER 26, 2003

                               TABLE OF CONTENTS

1. DEFINITIONS.........................................................................................   1

   1.1  Affiliate......................................................................................   1
   1.2  Agreement......................................................................................   1
   1.3  Annual Minimum Volume..........................................................................   1
   1.4  API............................................................................................   2
   1.5  Applicable Law.................................................................................   2
   1.6  Business Day...................................................................................   2
   1.7  cGMP...........................................................................................   2
   1.8  Claim or Proceeding............................................................................   2
   1.9  Commercial Launch..............................................................................   2
   1.10  Controlt......................................................................................   2
   1.11  Environmental Laws............................................................................   2
   1.12  Environmental Losses..........................................................................   2
   1.13  Eyetech Indemnified Party.....................................................................   2
   1.14  Eyetech Product Intellectual Property.........................................................   2
   1.15  Facility......................................................................................   3
   1.16  FDA...........................................................................................   3
   1.17  FDA Act.......................................................................................   3
   1.18  Gilead Indemnified Party......................................................................   3
   1.19  Governmental Authority........................................................................   3
   1.20  Hazardous Materials...........................................................................   3
   1.21  Hazardous Waste...............................................................................   3
   1.22  Information...................................................................................   3
   1.23  Initial Term..................................................................................   3
   1.24  Inspection Period.............................................................................   3
   1.25  Intellectual Property.........................................................................   3
   1.26  Laws..........................................................................................   3
   1.27  Losses........................................................................................   4
   1.28  Manufacturing.................................................................................   4
   1.29  Purchase Order................................................................................   4
   1.30  Person........................................................................................   4
   1.31  Price.........................................................................................   4
   1.32  Product.......................................................................................   4
   1.33  Product Materials.............................................................................   4
   1.34  Product Supplement............................................................................   4
   1.35  Product Warranty..............................................................................   5
   1.36  Quality Agreement.............................................................................   5
   1.37  Quantitative Defects..........................................................................   5
   1.38  Recall........................................................................................   5
   1.39  Regulatory Approvals..........................................................................   5
   1.40  Specifications................................................................................   5
   1.41  Release.......................................................................................   5
   1.42  Sublicensee...................................................................................   5
   1.43  Term..........................................................................................   5
   1.44  Territory.....................................................................................   5
   1.45  Waste.........................................................................................   5

2. SUPPLY REQUIREMENTS; ORDERS; SHIPMENT AND DELIVERY TERMS; REPORTS; ALTERNATIVE SUPPLY...............   6

   2.1.  Agreement to Supply...........................................................................   6

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
   2.2.  Use of Facility, Equipment, Molds and Tooling.................................................   6
   2.3.  Current Production Guidelines; Capacity.......................................................   7
   2.4   Forecasts and Orders..........................................................................   8
   2.5.  Standard Forms................................................................................  10
   2.6.  Procurement and Approval of Raw Materials.....................................................  10
   2.7.  Supply of Raw Materials.......................................................................  11
   2.8.  Product Samples...............................................................................  11
   2.9.  Alternative Supply............................................................................  11
   2.10. Start Up Activities...........................................................................  12

3. SHIPMENT AND DELIVERY TERMS; REPORTS................................................................  14

   3.1.  Shipment Reports..............................................................................  14
   3.2.  Delivery/Shipping Instructions/Risk of Loss...................................................  14

4. PRICE; PAYMENT; PRICE ADJUSTMENTS; TAXES............................................................  15

   4.1.  Purchase Price; Yield Adjustments.............................................................  15
   4.2.  Price Adjustments.............................................................................  15
   4.3.  Invoices......................................................................................  15
   4.4.  Payment.......................................................................................  16
   4.5.  Taxes.........................................................................................  16

5. MANUFACTURING STANDARDS AND QUALITY ASSURANCE.......................................................  16

   5.1.  Manufacturing Standards.......................................................................  16
   5.2.  Modifications in Specifications...............................................................  16
   5.3.  Pest Control..................................................................................  17
   5.3.  Storage and Handling..........................................................................  17
   5.5.  Maintenance of Facility, Equipment and Molds..................................................  18
   5.6.  Legal and Regulatory Filings and Requests.....................................................  18
   5.7.  Analysis of Materials.........................................................................  18
   5.8.  Quality Tests and Checks......................................................................  19
   5.9.  Non-complying Product.........................................................................  19
   5.10. Responsibility for Rejected and Non-Complying Product.........................................  19
   5.11. Disposal of Rejected and Non-Complying Product and Product Materials..........................  19
   5.12. Maintenance and Retention of Records..........................................................  20
   5.13. Quantitative Defects; Rejection of Product; Disposal of Rejected Shipments....................  20
   5.14. Customer Complaints and Inquiries.............................................................  22
   5.15. Government Inspections, Seizures and Recalls..................................................  22
   5.16. Quality Agreement.............................................................................  23
   5.17. Manufacturing Committee.......................................................................  23
   5.18  Audits and Inspections........................................................................  25
   5.19. Diversion Issues..............................................................................  25
   5.20. Notice of Material Events.....................................................................  25
   5.21. Survival......................................................................................  25

6. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.........................................................  25

   6.1.  Representations and Warranties of Gilead......................................................  25
   6.2.  Representations and Warranties of Eyetech.....................................................  27
   6.1.  No Other Waranties............................................................................  28
   6.4.  Survival......................................................................................  28

7. ENVIRONMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS.............................................  28

   7.1.  Compliance with Environmental Laws............................................................  28
   7.2.  Permits, Licenses and Authorization...........................................................  29
   7.3.  Hazardous Materials and Waste.................................................................  29

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
   7.4.  Generation of Hazardous Wastes................................................................  29
   7.5.  Diversion Issues..............................................................................  29
   7.6.  Health and Safety Procedure...................................................................  29
   7.7.  Training......................................................................................  30
   7.8.  Survival......................................................................................  30

8. OWNERSHIP; TRADEMARKS; PROPRIETARY INFORMATION......................................................  30

   8.1.  Eyetech's Ownership of Intellectual Property; Eyetech Technology and Information..............  30
   8.2.  Ownership of Other Property...................................................................  31
   8.3.  Limited Right to Use..........................................................................  31
   8.4.  License.......................................................................................  31
   8.5.  Survival......................................................................................  31

9. INDEMNIFICATION; LIMITATIONS OF LIABILITY...........................................................  32

   9.1.  Indemnification of Eyetech....................................................................  32
   9.2.  Eyetech's Indemnification of Gilead...........................................................  32
   9.3.  Assertion of Claim............................................................................  32
   9.4.  Limitation of Liability.......................................................................  33
   9.5.  Survival......................................................................................  33

10. INSURANCE..........................................................................................  33

   10.1.  Insurance....................................................................................  33
   10.2.  Coverage.....................................................................................  33
   10.3.  Certificates of Insurance; Maintenance of Coverage...........................................  34

11. API................................................................................................  34

   11.1.  Supply of API................................................................................  34
   11.2.  Testing......................................................................................  34
   11.3.  Title and Risk of Loss.......................................................................  34
   11.4.  Reimbursement for Loss of API; Non-Complying Product.........................................  34

12.  CONFIDENTIAL INFORMATION..........................................................................  35

   12.1.  Confidential Information.....................................................................  35
   12.2.  Exceptions...................................................................................  36
   12.3.  Return or Destruction........................................................................  36
   12.4.  Terms of Agreement...........................................................................  36
   12.5.  Survival.....................................................................................  37

13. TERM, TERMINATION..................................................................................  37

   13.1.  Initial Term; Term...........................................................................  37
   13.2.  Termination by Eyetech.......................................................................  37
   13.3.  Termination by Gilead........................................................................  38
   13.4.  Effect of Termination........................................................................  38
   13.5.  Return of Materials, etc. Supplied by Eyetech................................................  38

14. FORCE MAJEURE; COMPETING PRODUCT...................................................................  39

   14.1.  Force Majeure................................................................................  39
   14.2.  Competing Product............................................................................  39

15. MISCELLANEOUS......................................................................................  40

   15.1.  Relationship of the Parties..................................................................  40
   15.2.  Successors and Assigns.......................................................................  40
   15.3.  Notice.......................................................................................  40
   15.4.  Entire Agreement.............................................................................  41

   15.5.  Severability.................................................................................  41
   15.6.  Waiver.......................................................................................  42
   15.7.  Headings.....................................................................................  42
   15.8.  Counterparts.................................................................................  42
   15.9.  Governing Law................................................................................  42

                       MANUFACTURING AND SUPPLY AGREEMENT

      MANUFACTURING AND SUPPLY AGREEMENT dated as of November 26, 2003 ("Effective Date"), by EYETECH PHARMACEUTICALS, INC., a Delaware corporation having its principal office located at 500 Seventh Avenue, 18th Floor, New York, NY 10018 (hereinafter "Eyetech") and GILEAD SCIENCES, INC., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA 94404 (hereinafter "Gilead").

                                   WITNESSETH:

      WHEREAS, Eyetech desires to have Gilead manufacture and supply Eyetech with certain quantities of Product;

      WHEREAS, Gilead desires to manufacture and supply to Eyetech with such quantities of Product; and

      WHEREAS, the parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of these premises and the covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.:

                             SECTION 1. DEFINITIONS.

      As used in this Agreement, the following defined terms shall have the meanings set forth below.

      1.1 "Affiliate" shall mean, with respect to any Person other than a natural person, any corporation or other business entity that either directly or indirectly, controls such Person, is controlled by such Person, or is under common control with such Person. For purposes of this definition, the term "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

      1.2 "Agreement" shall mean this Manufacturing and Supply Agreement and all attachments hereto as the same may be amended, supplemented or otherwise modified from time to time.

      1.3 "Annual Minimum Percentage" shall mean, subject to Sections 2.3(b), 2.4(f)(iii) and 2.9(b), the minimum percentage of Eyetech's total orders (on a unit basis) from all sources for Product for distribution in the Territory that are scheduled for delivery during a calendar year that Eyetech is obligated to order from Gilead, for any calendar years that such minimum percentage is set forth in the Product Supplement.

      1.4 "API" shall mean the bulk active substances specified in clauses (a) and (b) of the definition of "Product", as used to Manufacture the Product.

      1.5 "Applicable Laws" shall mean all Laws applicable to Manufacture of Products for the Territory by Gilead at the Facility (including ingredients, testing, storage, handling, intermediates, bulk and finished products), including without limitation cGMP and any Environmental Laws.

      1.6 "Business Day" shall mean any day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to be closed.

      1.7 "cGMP" shall mean all applicable current good manufacturing practices for pharmaceutical products promulgated by any Governmental Authority having jurisdiction in the form of laws, regulations, (as applicable to pharmaceutical products and ingredients) as the same may be updated, supplemented or amended from time to time, as applicable to Products.

      1.8 "Claim or Proceeding" shall mean any third party claim, demand, action, suit, proceeding or arbitration including any Governmental Authority investigation.

      1.9 "Commercial Launch" shall mean the first day which Eyetech, the Sublicensee, or one of their respective Affiliates makes a commercial sale of the Product following Regulatory Approval in the Territory.

      1.10 "Control", "Controls" and "Controlled" mean, with respect to a particular item of information or intellectual property right, that the applicable party owns or has a license to such item or right and has the ability to grant to the other party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any third party existing as of the Effective Date.

      1.11 "Environmental Laws" shall mean all Laws whether currently in existence or hereafter promulgated, enacted, adopted or amended, relating to safety, preservation or protection of human health and the environment and/or relating to the handling, treatment, transportation or disposal of Waste including any matters related to Spills and threatened Spills of materials and substances.

      1.12 "Environmental Losses" shall mean any and all fines, penalties, costs, liabilities, damages or losses incurred by Eyetech, an Affiliate of Eyetech, or the Sublicensee, or for which Eyetech, an Affiliate of Eyetech, or the Sublicensee is liable or obligated pursuant to any Environmental Laws arising out of any violation of any Environmental Laws by Gilead that occurs in the course of or results from the Manufacture of Product.

      1.13 "Eyetech Indemnified Party" shall have the meaning set forth in
Section 9.1.

      1.14 "Eyetech Product Intellectual Property" shall mean any Intellectual Property Controlled by Eyetech that covers the Manufacture of Product by Gilead pursuant to this Agreement or that is otherwise necessary or useful for such Manufacture.

      1.15 "Facility"" shall mean Gilead's manufacturing facilities located at 502 Covina Boulevard, San Dimas, California and (for storage only) 542 Covina Boulevard, San Dimas California, and, subject to Eyetech's prior written approval, such other facilities of Gilead used in (a) the Manufacture of Product or (b) storage of Product Materials and Product.

      1.16 "FDA" shall mean the United States Food and Drug Administration or any successor agency.

      1.17 "FDA Act" shall mean the United States Food, Drug and Cosmetic Act, as amended.

      1.18 "Gilead Indemnified Party" shall have the meaning set forth in
Section 9.2.

      1.19 "Governmental Authority" shall mean any duly authorized court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, province, county, city or other political subdivision, domestic or foreign.

      1.20 "Hazardous Materials" shall mean any pollutant, contaminant, hazardous or toxic substance, constituent or material, including petroleum products and their derivatives, or other substances generated or utilized in the course of Manufacture, whether or not regulated under or pursuant to any Environmental Law.

      1.21 "Hazardous Waste" shall mean waste arising from the Manufacture of the Product, that is defined in, or which may be determined to be hazardous waste under, any Environmental Laws.

      1.22 "Information" shall have the meaning set forth in Section 12.1.

      1.23 "Initial Term" shall have the meaning set forth in Section 13.1.

      1.24 "Inspection Period" shall have the meaning set forth in Section 5.13(b).

      1.25 "Intellectual Property" shall mean (a) any processes, trade secrets, inventions, know-how, industrial models, designs, methodologies, drawings, formulae, procedures, techniques, clinical data or technical or other information or data, manufacturing, engineering and technical drawings, and (b) registered trade marks, trade mark applications, unregistered marks, trade dress, trade names, brand names, copyrights, patents, patent applications, and any and all provisionals, divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reissues or additions, including supplementary certificates of protection, of or to any of the aforesaid patents and patent applications, and all foreign counterparts of any, or to any, of the aforesaid patents and patent applications.

      1.26 "Laws" shall mean any law, statute, rule, regulation, ordinance or other pronouncements of any Governmental Authority having the effect of law, promulgated by any Governmental Authority having jurisdiction in the Territory.

      1.27 "Losses" shall mean any and all damages, judgments, liabilities, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including Environmental Losses, interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

      1.28 "Manufacturing" shall mean the warehousing of Product Materials and API after receipt thereof, compounding, component preparation, incoming and outgoing quality control and other procedures, or any part thereof, involved in manufacturing Product from the Product Materials and API and packing such Product in accordance with the Specifications, which shall include the procedures of filling, inspecting, individual and/or bulk syringe container labeling, individual and/or bulk syringe container packaging (e.g. bagging, sealing, primary and/or secondary packaging) and shipping of individual and/or bulk syringes, and warehousing such Product in accordance with the Specifications, until delivery by Gilead in accordance with this Agreement. The terms "Manufacture", "Manufactured", "Manufacturing", in this Agreement shall have the identical meaning.

      1.29 "Order" shall mean a written form submitted by Eyetech pursuant to Sections 2.4(b) and (e) and in accordance with the terms of this Agreement to Gilead authorizing the Manufacture of Product.

      1.30 "Person" shall mean any natural person, entity, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

      1.31 "Price" shall mean the price set forth in the relevant Product Supplement to be charged by Gilead for Product Manufactured and supplied hereunder as delivered to Eyetech.

      1.32 "Product" shall mean a filled syringe intended to be used for injections directly into a patient's eye (i.e., not for use with any drug delivery system not requiring direct injections into a patient's eye) and packaged as set forth in the applicable Specifications that contains a quantity of either (a) the anti-VEGF aptamer know as "Macugen" or "EYE001", or (b) any metabolite or prodrug of such aptamer or any hydrate, conjugate, salt, ester, isomer, polymorph or analogue of any of the foregoing, either alone or in combination with one or more other therapeutically active substances, that is added to this Agreement as a "Product" pursuant to Section 2.1(b), in each of case (a) or (b) as stated in the applicable Specifications.

      1.33 "Product Materials" shall mean the excipients with which API is combined to manufacture Product, syringes, plungers, packaging (e.g. bagging, sealing, primary and/or secondary packaging) and miscellaneous bulk shipping materials.

      1.34 "Product Supplement" shall mean the mutually agreed Product-specific supplement attached to this Agreement as Attachment 1 that specifies requirements for Manufacture of such Product in addition to the Specifications and cGMP. Attachment 1 may be amended in writing from time to time upon written agreement of both parties, including without limitation to add requirements for Manufacture, Specifications and cGMP requirements for additional Products.

      1.35 "Product Warranty" shall have the meaning given such term in Section 6.1(a)(i)(B).

      1.36 "Quality Agreement" shall mean those supplemental quality provisions set forth in the Quality Agreement between Gilead and Eyetech relating to the Product executed prior to or concurrently with this Agreement and incorporated herein by reference, as the same may be amended or modified from time to time as set forth therein.

      1.37 "Quantitative Defects" shall mean defects in a shipment of Product such that the shipment (as delivered pursuant to Section 3.2) has less than the invoiced amount of Product for such shipment.

      1.38 "Recall" shall mean a "recall", "correction" (i.e. a field or market correction) or "market withdrawal" (i.e. a withdrawal from the market not requiring notification to the FDA) and shall include any post-sale warning or mailing of information.

      1.39 "Regulatory Approval" shall mean approval of a New Drug Application (or equivalent thereof) issued by the FDA as required for marketing of the Product in the Territory.

      1.40 "Specifications" shall mean the specifications for the Manufacture and shipping, of the Product, including all formulae, Product Materials requirements, analytical procedures and standards of quality control and quality assurance, which are attached hereto as Exhibit A to Attachment 1, and as such Specifications may be amended, supplemented or otherwise modified by the parties in accordance with Section 5.2 hereof.

      1.41 "Spill" shall mean any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata.

      1.42 "Sublicensee" shall mean Eyetech's co-promotion partner, Pfizer Inc. and its Affiliates.

      1.43 "Term" shall have the meaning set forth in Section 13.1.

      1.44 "Territory" shall mean the United States of America, including its territories, possessions and Puerto Rico.

      1.45 "Waste" shall mean all wastes that arise from Manufacture of Product hereunder, including Hazardous Waste.

      The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. As used in this Agreement, (i) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words

"hereof", "herein", "hereby" and derivatives or similar words refer to this entire Agreement; (iii) all references to Sections and Attachments shall be deemed references to Sections of this Agreement and Attachments to this Agreement unless the context shall otherwise require; and (iv) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

           SECTION 2. SUPPLY REQUIREMENTS; ORDERS; ALTERNATIVE SUPPLY.

2.1.  Agreement to Supply.

      (a) During the Term of this Agreement and subject to the provisions of this Agreement, including the forecasting and ordering provisions, Gilead shall Manufacture and supply, exclusively to Eyetech, quantities of the Product identified in Section 1.32 for the Territory that are covered by Orders submitted by Eyetech in accordance with the terms of this Agreement.

      (b) Upon mutual agreement, the parties may include additional Products under this Agreement by executing and delivering additional Product Appendices, whereupon the definition of "Product" shall be expanded to include the product(s) included in such new Product Appendix. Any such additional Product Appendices shall be governed by and made a part of this Agreement. Gilead shall Manufacture and supply, exclusively to Eyetech, quantities of such additional Products for the Territory that are covered by Orders submitted by Eyetech in accordance with the terms of this Agreement.

      (c) Both Gilead and Eyetech acknowledge the fact that the Product is in the developmental phase of the product life cycle and there is no certainty that the Product will be commercialized, as certain data and information will become available as the project progresses which may cause Eyetech, or the Sublicensee, to decide that the Product is not commercially viable in the United States or the FDA to decide the Product is not sufficiently safe or efficacious enough for its intended use to satisfy requirements for issuance of a Regulatory Approval therefor in the Territory. For the avoidance of doubt, nothing in this agreement obligates Eyetech to proceed with any commercial activities if Eyetech should chose not to commercialize the Product in the Territory, provided that it exercises its right to terminate this Agreement in compliance with Section 13.2(f).

2.2.  Use of Facility, Equipment, Molds and Tooling.

      (a) All Manufacturing shall be carried out by Gilead, at its Facility utilizing equipment, molds and tooling in the manner set forth in the Specifications.

      (b) Eyetech will purchase and pay for the equipment to be used for Manufacture of the Product that Gilead does not currently own or lease (such equipment, which is identified in Attachment 2 hereto, together with any additional equipment so designated as set forth below in this Section 2.2(b), the "Critical Equipment"). Any such Critical Equipment will be delivered to the Facility and placed as designated by Gilead and dedicated to Manufacture of the Product, provided, however, that Eyetech will retain title to the Critical Equipment. Eyetech will fund the acquisition of replacement parts necessary for the repair of the Critical Equipment and Gilead will fund and provide routine maintenance, upkeep, cleaning and requalifications of the Critical Equipment. Gilead will provide the space for the Critical Equipment rent free in Facility and will be responsible for costs associated with the operation of the space. The parties acknowledge that certain expansions to the Facility, and the acquisition of certain additional equipment, which upon such acquisition and delivery to the Facility shall be designated "Critical Equipment" for purposes of this Agreement, that are the subject of the building and equipment improvement plan and budget attached to this Agreement as Attachment 2-A will be necessary for Gilead's performance under this Agreement and that Eyetech shall fund such Facility expansions and equipment acquisitions as determined by the Manufacturing Committee in accordance with Section 5.17(d)(iii). Upon termination of this Agreement, or upon Gilead's ceasing to use the Critical Equipment for production of the Product, Gilead will cooperate reasonably with Eyetech to arrange for the prompt removal on a reasonable schedule of such Critical Equipment and to take such other steps as reasonably necessary for Eyetech to protect its ownership of the Critical Equipment (and as agreed to in that certain Master Security Agreement No. 4134080 dated July 26, 2002 among General Electric Capital Corporation, Eyetech and Gilead with respect to the Syringe Filler referred to therein).

2.3.  Current Production Guidelines; Capacity.

      (a) The Product Supplement sets forth Eyetech's initial good faith non-binding (except as otherwise set forth in Section 2.4(i)) five (5) year forecast of its Orders for Product from Gilead on a calendar year basis (as updated annually, the "Planning Forecast"). The first year of each Planning Forecast will include planned Orders on a unit basis and a monthly basis. During the Term, Eyetech shall update such Planning Forecast on an annual basis on or before July 1 of the first year of such Planning Forecast and shall include in each such update a forecast for an additional year commencing at the end of the existing Planning Forecast (if such additional year would fall within any portion of the Term then remaining). Subject to the terms hereof, Gilead shall devote adequate manufacturing capacity to be capable of producing and supplying Eyetech (and/or its Affiliates or designees) during a calendar year [**] percent ([**]%) of the quantity of Product stated in the Planning Forecast for such calendar year ("Order Limit").

      (b) Eyetech will promptly notify Gilead of any potential increases in Eyetech's Orders for Product over the quantities stated in the Planning Forecast. If requested by Eyetech at least one (1) year in advance of the applicable calendar year, the parties will discuss in good faith any potential adjustment of manufacturing capacity at Gilead necessary to accommodate Orders for Product in a calendar year in excess of the applicable Order Limit for such calendar year. Gilead will make any capacity adjustment to accommodate such increased Orders in accordance with the parties' agreement as to the process, schedule, and appropriate compensation, investment or payment by Eyetech therefor. If the parties fail to agree on such a potential increase of Manufacturing capacity, then Eyetech's Annual Minimum Percentage obligation shall be limited to purchasing a quantity of Product that is equal to or greater than the Annual Minimum Percentage of Eyetech's Orders excluding amounts in excess of the agreed Order Limit.

      (c) The parties acknowledge that the Commercial Launch of the Product will constitute the launch of a new pharmaceutical product in the Territory and, therefore, actual demand may vary considerably from forecasted demand. Accordingly, the parties each agree to use best efforts to cooperate with one another in a manner that enables Gilead to accommodate changing demand.

2.4.  Forecasts and Orders.

      (a) Forecast Schedule. Eyetech shall provide Gilead with a rolling forecast schedule of demand for Product ("Forecast Schedule") for the following twelve (12) calendar months. Each Forecast Schedule shall be expressed in integer multiples of the current batch size agreed by the parties and shall be compiled and updated on or before the first day of every month. The initial Forecast Schedule is set forth in the Product Supplement. Eyetech shall also keep Gilead updated through monthly review meetings involving the relevant staff from each party as to its revised forecasts in order to enable capacity planning and other such activities to be carried out.

      (b) Order Quantities. The quantities of Product detailed in the first three (3) months of each Forecast Schedule will be quantities for which Eyetech shall place a firm order ("Order") that, subject to Section 2.4(f), Gilead shall accept, confirm and fulfill in accordance with this Section 2.4. The required delivery dates for each such Order shall be specified in the Order. Required delivery dates shall be no sooner than twelve (12) weeks after delivery of the first Forecast Schedule and Order including such delivery dates, unless otherwise mutually agreed in writing by the parties.

      (c) Non-binding Forecast. The last 9 months of the Forecast Schedule shall constitute a good faith estimate by Eyetech of its future Product requirements and does not constitute any minimum purchase requirement or any binding commitment by Eyetech to purchase such Product requirements, subject to
Section 2.4(i).

      (d) Terms. Eyetech shall place Orders for Product in whole numbers of batches. Gilead shall Manufacture Product only in whole numbers of batches and shall have no obligation to accept or meet any Orders for Product that are for other than whole numbers of Batches.

      (e) Placement and Confirmation. Eyetech shall place Orders for Product by sending an Eyetech Order form to Gilead by facsimile or in any other written or electronic form. Gilead shall respond to each Order received from Eyetech within five (5) Business Days of receipt and accept or reject the Order; provided, however, that (i) Gilead shall only reject an Order for quantities covered by the binding portion of any Forecast Schedule in accordance with the limitation set forth in Section 2.4(f)(i) and (ii) if Gilead fails to respond within such time period, it shall be deemed to have accepted such Order. If Gilead receives any Eyetech Order, Planning Forecast or Forecast Schedule after the close of business on a Business Day, then Gilead will not be deemed to have received such Order, Planning Forecast or Forecast Schedule until the start of the next Business Day. Any acceptance of an Order shall include confirmation of the delivery dates, delivery site and quantity as set out in the Order.

      (f)   Limitations.

            (i) If any Order covering a one month period is for a quantity greater than the quantity for such period as provided in the Forecast
      Schedule in which that month was the fourth month of the previous such forecast ("Forecast Quantity"), Gilead shall not be obligated to supply Eyetech with any quantities that are in excess of [**] percent ([**]%) of the Forecast Quantity, with any amounts in such Order in excess of such amount being the "Excess Amount", unless mutually agreed in writing by Gilead and Eyetech. If Eyetech submits an Order that includes an Excess Amount, then promptly after Eyetech receives Gilead's response to Eyetech's Order that includes such Excess Amount, Gilead and Eyetech shall discuss the possibility of Gilead supplying Eyetech with all or a portion of such Excess Amount. If discussion is required on the amount or timing of production and delivery, then the relevant planning personnel from both parties will agree upon and confirm any agreed amended forecast within three Business Days of Gilead's first receipt of the relevant Forecast Schedule.

            (ii) If any Order covering any one month period would make the total Orders for such calendar year exceed the applicable Order Limit (as defined in Section 2.3(a)), Gilead shall not be obligated so supply Eyetech with any portion of such Order that would cause such Order Limit to be exceeded. If Eyetech submits an Order that if fulfilled would cause the Order Limit to be exceeded for such calendar year, then promptly after Eyetech receives Gilead's response to such Order, Gilead and Eyetech shall discuss the possibility of Gilead supplying Eyetech with all or a portion of such Excess Amount.

            (iii) If Gilead rejects any Order(s) or any portion(s) of Order(s) in accordance with this Section 2.4(f), then Eyetech's Annual Minimum Percentage obligation shall be limited to purchasing a quantity of Product that is equal to or greater than the Annual Minimum Percentage of Eyetech's Orders excluding such Order(s) or portion(s) of Order(s).

      (g) Acceptance of Orders and Fulfillment. Subject to the terms of this Agreement, including the limitations in Section 2.4(f), Gilead shall accept, confirm and fulfill Orders submitted by Eyetech in accordance with this Section
2.4 in accordance with their terms (including without limitation with respect to quantities ordered and delivery dates specified in such Orders). Gilead shall use commercially reasonable efforts to fulfill other Orders and to satisfy any changes in quantity, delivery phasing or dates requested by Eyetech in respect of any Order accepted by Gilead, provided that Gilead shall not be required to incur any additional costs to satisfy such changes, unless the amount of such costs has been agreed upon in writing in advance between the parties, and Eyetech has agreed in writing to reimburse all such costs.

      (h) Order Non-Satisfaction. If Gilead becomes aware that any Order previously accepted or confirmed in accordance with Section 2.4(g) will not be satisfied as to quantity or delivery date, then Gilead shall inform Eyetech as soon as reasonably practicable and in any event within two (2) Business Days.

      (i) Annual Minimum Percentage. Subject to Sections 2.3(b), 2.4(f)(iii) and 2.9(b), Eyetech shall order quantities of Product from Gilead in any calendar year that equal or exceed the Annual Minimum Percentage for such calendar year, if any. The quantities in any Order cancelled by Eyetech and any quantities by which any Order is reduced shall not be counted toward satisfaction of this obligation; provided that such cancellation or reduction is not due to a failure by Gilead to accept, confirm and fulfill Orders in accordance with this Section 2.4 (in which case the cancelled or reduced quantities shall be counted toward satisfaction by Eyetech of this obligation, whether or not Gilead informs Eyetech as required under Section 2.4(h)). Eyetech shall keep or cause to be kept records relating to the volume of Product ordered from Gilead and any other supplier for a period of four years after the time period to which such records relate. Gilead shall be entitled to inspect such records at least once per year. For the avoidance of doubt, Gilead hereby acknowledges that Eyetech Annual Minimum Percentage obligations do not apply to the manufacture of products other than the Product. If Eyetech fails to order quantities of Product from Gilead in any calendar year that equal or exceed the Annual Minimum Percentage for such calendar year, then Eyetech acknowledges and agrees that the difference between (i) the amount Eyetech would have paid Gilead had it ordered the Annual Minimum Percentage for such calendar year and (ii) the amount Eyetech actually paid Gilead for Product for such year constitute an appropriate measure of Gilead's damages resulting from such failure and Gilead acknowledges and agrees that such damages shall constitute Gilead's sole and exclusive remedy for such failure to purchase Annual Minimum Percentages.

2.5.  Standard Forms.

Any Orders for Product submitted by Eyetech shall reference this Agreement. In ordering and delivering the Product, Eyetech and Gilead may employ their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict herewith, this Agreement shall control. Any term or condition in any Order, confirmation or other document furnished by Eyetech or Gilead with respect to orders or deliveries of Product that is in any way inconsistent with the terms or conditions of this Agreement is hereby expressly rejected.

2.6.  Procurement and Approval of Product Materials.

Subject to Sections 5.4(c) and 2.4(f), Gilead shall order sufficient quantities of all Product Materials to enable Gilead to Manufacture, and to deliver, the Product in accordance with Orders placed by Eyetech and accepted by Gilead pursuant to Section 2.4(e). All Product Materials used in the Manufacture of the Product and the supplier(s) thereof shall have been approved in writing by Eyetech. Gilead shall issue and pay all purchase orders for such Product Materials. Gilead may not substitute or otherwise replace any Product Materials and/or any supplier thereof without the prior written consent of Eyetech. Gilead agrees to provide Eyetech, on a timely basis, all information that Eyetech may reasonably request in order to comply with internal Eyetech procedures regarding approval of a change in Product Materials and/or any supplier thereof. The costs of Product Materials and the management and procurement of such Product Materials shall be included in the Price in accordance with the terms of Section
4.1 hereof. If Eyetech designates certain suppliers, Gilead shall obtain Product Materials from such suppliers and the Price shall be adjusted to account for any cost savings or increased costs resulting from obtaining Product Materials from such suppliers.

      2.7   Supply of API.

Gilead will not purchase API. Eyetech will supply API at its own expense on a schedule sufficient to permit Gilead to Manufacture the quantity of Product specified in the Forecast Schedule and Orders. Gilead shall not be obligated to supply Product to fulfill Orders if Eyetech does not supply Gilead with sufficient quantities of API in a timely manner. At Eyetech's election, the API may be delivered directly from Eyetech's vendor to Gilead at the vendor's or Eyetech's expense. Eyetech or its vendor shall supply Gilead with a copy of the certificate of analysis for the API no later than the date of delivery of the API to Gilead. Gilead shall provide Eyetech with monthly reports of Gilead's usage of API supplied by Eyetech, which reports shall account for all used and unused API in a manner that provides Eyetech with a reasonable basis for anticipating Gilead's needs for API for fulfillment of pending and subsequent Orders.

      2.8.  Product Samples.

Gilead shall provide Eyetech (or any such other Person as Eyetech shall designate) with representative lot samples of each production batch of Product promptly upon request. Eyetech shall be entitled to review, upon reasonable prior written notice and during normal business hours, all manufacturing records relating to such samples including all analytical procedures and cleaning validation relating to the equipment used in connection with the Manufacture of the Product. Such Product samples shall be delivered and shipped to Eyetech (or such other Person as Eyetech shall designate) in accordance with the provisions set forth in Section 3.2 hereof, or as otherwise instructed by Eyetech. Eyetech shall pay for such samples when invoiced in accordance with Section 4.3 hereof.

      2.9.  Alternative Supply.

      (a) Nothing in this Agreement shall prevent Eyetech, the Sublicensee or any of its Affiliates from manufacturing, or engaging third parties to manufacture on their behalf, Products for the Territory, provided that Eyetech satisfies its Annual Minimum Percentage obligations pursuant to Section 2.4(i) for each Product. Gilead shall cooperate with all reasonable requests by Eyetech to assist at Eyetech's expense in the transfer qualification activities undertaken by Eyetech or any such third party, provided that Eyetech satisfies its Annual Minimum Percentage obligations for the applicable Product pursuant to
Section 2.4(i). Gilead will provide such technology transfer activities at the agreed upon technical rate and mutually approved work plan.

      (b) Subject to the limitations set forth below in this Section 2.9(b), if (i) there is a failure by Gilead to accept Orders submitted by Eyetech in accordance with Section 2.4 in any [**] consecutive calendar quarters or a failure by Gilead to fulfill Orders accepted by Gilead in any [**] consecutive calendar quarters, such that Gilead has not delivered at least [**] percent ([**]%) of the Product quantities ordered by Eyetech during such consecutive calendar quarters within [**] days of the delivery dates specified in the relevant Orders, or (ii) Gilead gives notice to Eyetech pursuant to Section 2.4(h) that clause (i) will be true, then Eyetech shall have the right reduce the Annual Minimum Percentage for the remaining term of this Agreement by up to the greater of [**] percent ([**]%) or the reasonably anticipated amount of shortfall in timely, conforming supply by Gilead, and have such quantities of Product supplied by other suppliers qualified pursuant to
Section 2.9(a); provided that, if the occurrence as described in clause (i) or
(ii) results primarily from events outside the reasonable control of Gilead and Gilead subsequently provides Eyetech with commercially reasonable assurances that it can resume supply of Product to Eyetech in a timely manner in compliance with this Agreement, then Eyetech's Annual Minimum Percentage obligation shall thereafter be restored to its prior level. If an occurrence as described in clause (i) or (ii) occurs, the Manufacturing Committee (as defined in Section 5.17) will use good faith efforts to resolve any such supply failures as soon as commercially practicable; provided that, Eyetech shall have the termination right set forth in Section 13.2(b) unless both (A) the occurrence as described in clause (i) or (ii) results primarily from events outside the reasonable control of Gilead and (B) Gilead subsequently provides Eyetech with commercially reasonable assurances that it can resume supply of Product to Eyetech in a timely manner in compliance with this Agreement. In addition, if the FDA imposes requirements on the Manufacture of the Product that requires Eyetech to modify the Specifications, the Manufacturing Committee will use good faith efforts to resolve any resulting issues (including costs increases resulting from such FDA-imposed requirements) that would prevent Gilead from Manufacturing the Product in accordance with this Agreement. If the Manufacturing Committee is not able to resolve such issues, Eyetech shall have the termination right set forth in Section 13.2(b).

2.10  Start Up Activities.

In addition to quantities of Product ordered and supplied pursuant to Section 2.4, Eyetech will purchase and Gilead will supply Product as set forth in this
Section 2.10:

      (a) Registration (or Clinical) Batches: The parties acknowledge that prior to the Effective Date Gilead provided Eyetech with certain batches of Product to support Product registration or for use in clinical trials (collectively, the "Registration Batches"). Each Registration Batch consists of approximately [**] units (i.e., single dose units) of Product that Gilead has tested in-process in accordance with the Specifications in the Product Supplement. Each Product in a Registration Batch consists of 0.3 mg, 1 mg or 3mg of Macugen as requested by Eyetech. To the extent that Eyetech has not already made such payments prior to the Effective Date, Eyetech will pay Gilead batch charges at $[**] (i.e., $[**] per single shift of aseptic filling) plus an additional filling charge of $[**] for each unit of Product (i.e., $[**] per single dose unit), as invoiced by Gilead. For Registration Batches packaged by Gilead, Eyetech will pay (to the extent not already paid prior to the Effective
Date) Gilead an additional packaging charge of $[**] (i.e., $[**] per single shift of packaging activities) per lot. For Registration Batches tested by Gilead, Eyetech will pay (to the extent not already paid prior to the Effective
Date) an additional testing batch charge of $[**] per lot. This price will be adjusted for increases due to changes to the Specifications or changes to the Product Supplement provided to Gilead after the Effective Date. Gilead will deliver entire Registration Batches of the Product, bulk packaged only, CPT to the finished packaging site designated by Eyetech (Incoterms 2000) and will deliver partial Registration Batches of the Product FCA Gilead's San Dimas facility (Incoterms 2000). Gilead will provide for storage up to 90 days following completion of production (i.e., the Batch is packaged and ready for shipment to Eyetech), with a provision for longer storage as follows:

                                   Days over 90 days:        [**]          [**]
      Room Temperature Storage     per pallet/day           $[**]         $[**]

      Refrigerated Storage         per pallet/day           $[**]         $[**]

      (b) Process Validation Batches: Gilead will provide Eyetech with at least 3 batches (anticipated) of Product of each strength (i.e. 0.3 mg, 1 mg or 3mg of Macugen) that Eyetech has plans to commercialize, for purposes of process validation ("Process Validation Batches"). Each Process Validation Batch will consist of approximately [**] units of Product. Each Product in a Process Validation Batch will consist of 0.3 mg, 1 mg or 3mg of Macugen as requested by Eyetech. Eyetech will pay Gilead batch charges at $[**] (i.e., $102,000.00 per single shift of aseptic filling) plus an additional filling labor charge of $[**] for each unit of Product (i.e., $[**] per single dose unit), as invoiced by Gilead. For Validation Batches packaged by Gilead, Eyetech will pay Gilead an additional packaging charge of $[**] for each unit of Product (i.e., $[**] per single dose unit), as invoiced by Gilead. Also for Validation Batches packaged by Gilead, Gilead will charge for additional support services/handling requirements/materials purchasing as it relates to all aspects (except the packaging labor charge identified above) of primary (i.e., the pouch/bag/tray directly containing the filled syringe) and of secondary (i.e., product shelf cartoning) labeling and packaging materials, on a cost plus [**]% basis. For process Validation Batches tested by Gilead, Eyetech will pay an additional testing charge of $[**] per lot. This price will be adjusted for increases due to changes to the Specifications or changes to the Product Supplement provided to Gilead after the Effective Date. Gilead will deliver entire Process Validation Batches of the Product, bulk packaged only, CPT to the finished packaging site designated by Eyetech (Incoterms 2000) and will deliver partial Process Validation Batches of the Product FCA Gilead's San Dimas facility (Incoterms 2000). Gilead will provide for storage up to 90 days following completion of production (i.e. the Batch is packaged and ready for shipment to Eyetech), with a provision for longer storage as follows:

                                   Days over 90 days:        [**]          [**]
      Room Temperature Storage     per pallet/day           $[**]         $[**]

      Refrigerated Storage         per pallet/day           $[**]         $[**]

      (c) Additional Charges: The following charges will not be included in the cost/price of the Registration or Process Validation Batches and shall be separately invoiced by Gilead, provided that Eyetech has approved such charges in advance and such charges are reasonably documented by Gilead: (i) third party contractor costs for installation of and support for Critical Equipment; (ii) travel, accommodation, and FTE costs for Gilead employees and other Gilead out of pocket expenses in support of the technology transfer to a third party, which shall be covered under the work plan as specified in Section 2.9(a), (iii) acquisition and repair of Critical

Equipment (iv) other unique/non-routine requirements associated with the Product, including but not limited to additional (i.e., other than the one annual Product stability lot) stability studies, costs for project start-up including process validation activities (e.g., writing, executing and approval of respective validation documents), development of expanded regulatory documentation and/or filings and the Product's technology transfer to Gilead's QC laboratory that will be provided upon request after requirements are mutually agreed upon by Gilead and Eyetech pursuant to a "work plan" as contemplated in Attachment 1. In addition, Eyetech will pay Gilead's costs incurred in accordance with Attachment 4 (as modified from time to time by mutual agreement of the parties, which shall not be unreasonably withheld) for project start-up including process validation activities and the Product's technology transfer to Gilead's QC laboratory for Product to be ordered and supplied pursuant to
Section 2.4.

2.11 Stability Work Plan. Promptly after the Effective Date, the parties shall use good faith efforts to agree upon a stability work plan, which will be incorporated into and made a part of this Agreement. The stability work plan shall include a description of services relating to stability and other tests to be performed by Gilead at Eyetech's request and additional compensation terms relating to Gilead's performance of such services.

SECTION 3:  SHIPMENT AND DELIVERY TERMS; REPORTS

3.1.  Shipment Reports.

On the date of each shipment of Product, Gilead shall submit to Eyetech, via e-mail in the manner detailed above, a report detailing the branch order number, ship date, container/trailer number and contents of each such shipment.

3.2.  Delivery/Shipping Instructions/Risk of Loss.

Gilead shall deliver Product and any Product samples requested by Eyetech pursuant to Section 2.8 hereof FCA (Incoterms 2000) the Facility and otherwise in accordance with this Section 3.2. With the initial shipment of Product from a specific batch, Gilead shall include a certificate of compliance and a certificate of analysis with such shipment. The Price reflects shipping terms of FCA (Incoterms 2000) from the Facility for an entire batch. Partial batch shipments will be subject to additional charges if such partial shipments are requested by Eyetech and are not due to failures by Gilead to deliver Product in accordance with accepted Orders. Gilead shall coordinate with Eyetech for the shipment of the Product with a common carrier from Gilead's Facility to Eyetech's designated facilities in accordance with shipment instructions provided by Eyetech. Eyetech will provide a list of common carriers and will pay the outbound freight delivery costs. Gilead will schedule freight pick up, load the carrier's trailer and complete documentation all in accordance with Eyetech's requirements. Gilead will communicate storage and transit requirements provided by Eyetech to selected carriers.

              SECTION 4. PRICE; PAYMENT; PRICE ADJUSTMENTS; TAXES.

4.1.  Purchase Price; Yield Adjustments.

      (a) Eyetech shall purchase the Product from Gilead at prices as set forth in Attachment 1.

      (b) After Gilead Manufactures the [**] batches of Product having the same concentration and the same process/equipment trains, the Manufacturing Committee will establish an average yield ("Average Yield") for the Manufacture of Product from API and Product Materials and, based on such Average Yield, the Manufacturing Committee will allocate savings for batch yields that are more than [**] percentage points above such Average Yield equally between the parties.

4.2   Price Adjustments.

      (a) Subject to Sections 2.3(b), 2.9(b), 4.1(b), 4.2(b), (c) and (d) and 5.2(b), the prices shall be fixed for the Initial Term of this Agreement. In addition to the adjustments provided for in Sections 2.3(b), 2.9(b), 4.1(b), 4.2(b), (c) and (d) and 5.2(b), after the expiration of the Initial Term of this Agreement, Gilead may adjust the prices set forth in Attachment 1 based on and consistent with mutually acceptable industry indices.

      (b) Cost savings from any Improvements in Manufacturing implemented by Gilead shall be applied as of the date of implementation by Gilead and shall be [**] by the parties.

      (c) If the price of a Product Material increases or decreases by more than [**] percent ([**]%) during a calendar year, the parties will increase or decrease the relevant Price to reflect such increased or decreased costs.

      (d) If the Product Specifications or the Product Supplement are changed during the term of this Agreement, the parties agree to negotiate in good faith an adjustment to the Price.

4.3   Invoices.

Gilead shall submit invoices for all shipments of Product hereunder to Eyetech upon delivery thereof. Each invoice issued by Gilead hereunder shall specify, at a minimum, the Price in respect of the Product delivered, or, for Registration Batches and Process Validation Batches, the applicable charges; and the quantity of the Product delivered. Gilead shall also be entitled to invoice Eyetech or any such Affiliate of Eyetech in respect of all import duties and similar charges incurred by Gilead in delivering any Batch of Product, if relevant, and the cost of carriage, freight and insurance if at any time Eyetech has requested Gilead to arrange the delivery transportation .

4.4   Payment.

Subject to Section 5.13(a), all invoices under this Agreement shall be payable by Eyetech in U.S. Dollars within forty-five (45) days of date of delivery of the Products to Eyetech's representative to which such invoice pertains. Any amounts not paid by Eyetech when due under this Agreement shall be subject to interest from and including the date payment is due up to and including the date upon which Eyetech has made a wire transfer of immediately available funds into an account designated (and notified to Eyetech) by Gilead at a rate equal to the sum of two percent (2%) plus the prime rate of interest quoted in the "Money Rates" section of the West Coast edition of The Wall Street Journal calculated daily on the basis of a 365-day year, or, if lower, the highest rate permitted under applicable law. Any amounts paid [**] or more days prior to being due shall be subject to a discount of [**] percent of the invoiced amount.

4.5   Taxes.

The Prices will be exclusive of, and Eyetech will be responsible for, all tariffs, duties and use, consumption, sales, or excise taxes of any taxing authority on Product delivered by Gilead under this Agreement excluding taxes based upon the income of Gilead. If Gilead is required to pay any such tax or other similar charge, Eyetech shall promptly reimburse Gilead for payment of such amount.

            SECTION 5. MANUFACTURING STANDARDS AND QUALITY ASSURANCE.

5.1.  Manufacturing Standards.

Gilead shall Manufacture, and supply, the Product (including disposing of all Waste and other materials) strictly in accordance with the Specifications, Applicable Laws, and the Quality Agreement. Nothing in this Agreement shall obligate Gilead to take any action that would or is likely to result in a violation of any Environmental Law.

5.2.  Modifications in Specifications.

      (a) Gilead shall not make any revisions to the Specifications without the prior written consent of Eyetech.

      (b) If the Specifications are proposed to be modified, the party seeking to make such modification shall notify the other party to this Agreement as far in advance as is practicable prior to the proposed effectiveness of such modification, and the parties shall jointly agree on whether and/or when to implement such modification; provided that if the parties are unable to agree on the implementation of any modification after engaging in good faith negotiations for [**] days, Eyetech shall be entitled to use third party manufacturers as provided in Section 2.9(b). To the extent that such modification results in an increase or decrease in the cost of Manufacturing the Product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall adjust the Price by the amount of such increase or decrease. Gilead shall promptly notify Eyetech of the date of implementation of any such modification.

5.3.  Pest Control.

Gilead shall Manufacture the Product, and Gilead shall store all API, Product Materials and Product, in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials and contamination of Product. Pest control measures will include the adequate cleaning of the Facility, control of food and drink, protection of Product from environmental conditions that may adversely affect the quality of the Product, monitoring of flying and crawling pests and logs detailing findings and actions taken.

5.4   Storage and Handling.

      (a) Gilead shall store and handle all Product Materials and Product strictly in accordance with the provisions of all Applicable Laws, the Quality Agreement, and the Specifications. In addition, at any given time Gilead shall store quantities of API provided by Eyetech, provided that such quantities do not exceed quantities necessary for the Manufacture of quantities of Product covered any binding Orders then in effect plus the quantities of Product forecasted by Eyetech for the following [**] months, strictly in accordance with the provisions of all Applicable Laws, the Quality Agreement, and the Specifications. Gilead shall use API and Product Materials utilized for the Manufacture of the Product on a first in, first out basis and before the expiration date as required under Applicable Laws and the terms of the Quality Agreement.

      (b) For Batches of Product other than Registration Batches and Process Validation Batches, Gilead will provide storage of Product for 60 days following completion of production (i.e., the Batch is packaged and ready for shipment to Eyetech) without charge. The charge for storage after such 60 day period shall be as follows:

                                   Days over 60 days:        [**]          [**]
      Room Temperature Storage     per pallet/day           $[**]         $[**]

      Refrigerated Storage         per pallet/day           $[**]         $[**]

      (c) The parties will mutually agree on quantities of Product Materials to be held by Gilead in inventory at its expense. At Eyetech's request, Gilead will use reasonable efforts to store additional quantities of Product Materials at Eyetech's expense.

      (d) Gilead shall notify Eyetech of its need to use a third party warehouse for storage of any Product, API or Product Materials beyond the periods or levels referenced in Sections 5.4(b) or (c), and any such storage at such third party warehouse shall be subject to prior written approval by Eyetech and shall be at the cost of Eyetech. Subject to the terms of any agreement between Gilead and such third party approved by Eyetech, Eyetech shall have the right to audit any such third party warehouse upon reasonable prior written notice and during normal business hours.

5.5.  Maintenance of Facility, Equipment and Molds.

Gilead shall maintain all equipment, tooling and molds utilized in the Manufacture of Product under this Agreement in good operating condition and shall maintain its Facility and such equipment, tooling and molds in accordance with, or in a manner that shall exceed the requirements of (i) all Applicable Laws, and (ii) all requirements set forth in the Specifications and the Quality Agreement. In the event that Gilead has knowledge that it has failed to, or anticipates it will fail to, meet any of the foregoing requirements relating to the maintenance of its Facility or any equipment, tooling or molds utilized in connection herewith, or in the event that Gilead receives any notice from any Governmental Authority relating to its maintenance of, or failure to maintain, its Facility or any equipment, tooling or molds utilized in connection herewith, Gilead shall promptly contact Eyetech (or such other department or person as Eyetech may direct), provide copies of such notice to Eyetech and, if such notice relates specifically to the Product, the parties will work together in good faith to address the problem.

5.6.  Legal and Regulatory Filings and Requests.

Gilead shall cooperate and be diligent in making all required responses to all requests for information from, and in making all legally required responses to, Governmental Authorities having jurisdiction in the Territory to make such requests, pertaining to Manufacture of the Product, and shall provide Eyetech with copies of all such responses. If additional work is required to prepare such information, Gilead shall cooperate with Eyetech in preparing such information at Eyetech's expense, based on agreed to hourly fees established for out-of-scope services. For the avoidance of doubt, Eyetech acknowledges that for responding to requests involving but not limited to non-routine information, development protocols and studies, or additional regulatory documentation or filings, Gilead will be compensated based on the hourly rates set forth in Attachment 1, Section 2.2. Gilead shall (a) obtain and comply with all licenses, consents and permits it is required to have pursuant to Applicable Laws, and (b) comply with all Applicable Laws.

5.7.  Analysis of Materials.

Prior to use in production, Gilead shall have shipments of API and Product Materials analyzed for such matters as Eyetech may require in accordance with the Specifications, Quality Agreement, attached Product Supplements and Gilead standard operating procedures, and Gilead shall ensure that all API and Product Materials conform to the Specifications as determined by such required analysis. Such analyses may be conducted by Gilead internally or by an outside laboratory retained by Gilead and reasonably approved by Eyetech. For purposes of this Agreement, such tests shall be considered routine and shall be performed at Gilead's expense. All test results are to be documented in accordance with cGMP and available for inspection at Eyetech's request upon reasonable notice during reasonable business hours. Eyetech will be responsible for the costs of replacement and disposition for all API, except to the extent that such

API fails to conform to Specifications due to Gilead's non-compliance with
Section 5.4(a) or this Section 5.7. Gilead will be responsible for the costs of replacement and disposition of Product Materials that fail to conform to Specifications subject to the limitation set forth in Section 11.3(b).

5.8.  Quality Tests and Checks.

Quality tests and checks for the Product will be conducted in accordance with the Quality Agreement and the Product Supplement (Attachment 1).

5.9.  Non-Complying Product.

No Product shall be released for delivery and shipment by Gilead unless such Product strictly complies with the Product Warranty as is determined by any testing and analysis of Product that Gilead is required to perform under this Agreement.

5.10. Responsibility for Rejected and Non-Complying Product.

Product rejected pursuant to Section 5.13(b) hereof shall be quarantined and shall be properly tagged and isolated and shall not be released without the prior written approval of Eyetech. Eyetech will promptly submit to Gilead a report specifying the bases for its rejection of such Product. Promptly after receipt of such report, Gilead will submit to Eyetech a response on the rejected Product, including the investigation and testing done and recommend either disposition or acceptance and release of the Product shipment as being in compliance with the Product Warranty. Eyetech shall review such report and notify Gilead that Eyetech disputes Gilead's conclusion, accepts Gilead's conclusion and therefore approves the recommended disposition or release of the Product, or requests additional data from Gilead. With respect to rejections pursuant to Section 5.13(b), in the event the parties do not agree on whether the Product complies with the Product Warranty, the parties shall submit samples of the non-complying Product to one (1) mutually agreed upon independent third party laboratory and such party's determinations as to whether the Product complies with the Product Warranty shall be final and binding upon the parties. The cost of such independent laboratory analysis shall be paid for by the party who is determined to be incorrect with respect to the rejected Product's compliance with the Product Warranty. If it is determined by either Eyetech's agreement or an independent third party laboratory determination, that Product rejected pursuant to Section 5.13(b) complies with the Product Warranty, then Eyetech will promptly pay Gilead's invoice therefor in accordance with its terms.

5.11. Disposal of Rejected and Non-Complying Product and Product Materials.

All Product rejected pursuant to Section 5.10 and all non-conforming Product Materials not able to be used in the Manufacture of the Product pursuant to
Section 5.7 shall be removed (if applicable) and disposed of by the party in possession thereof, as the case may be, in a manner consistent with Applicable Laws and as approved in advance by Eyetech (such disposal to be at a reasonable cost in the circumstances and at the expense of the party deemed to be responsible for such Product pursuant to the terms of Sections 5.10 or such Product Materials pursuant to Section 5.7) and all documentation relating to such disposition shall be made available to the other party upon request. The non-disposing party, at its discretion and cost, may be present to witness the destruction of rejected or non-complying Product Materials, Product or Product in process. No rejected or non-complying Product Materials, Product or Product in process shall be sold as salvage or for any other purpose by either party or designees or agents thereof without the prior written approval of the other party. Gilead shall be responsible for ensuring that all printed packaging waste materials bearing Eyetech or Sublicensee names or logos are destroyed and shall not rely on any third party for such destruction unless Gilead personnel actually witness such destruction by the third party.

5.12. Maintenance and Retention of Records.

      (a) Gilead shall maintain detailed records with respect to Product Materials and API usage and Manufacturing, which records shall include production code dates, and Gilead shall maintain detailed records with respect to shipping information relating to the Product, in each case according to Gilead operating procedures and so that Product can be easily traced in case of a Recall or rejection of Product or Product Materials. Such records shall also be maintained and retained in accordance with the Quality Agreement and the Specifications. Such records shall be sufficient such that Gilead shall under normal circumstances be capable of responding to inquiries by Eyetech within one
(1) Business Day of notification and shall be able to provide the production code date and the location of the Product in question.

      (b) Gilead shall provide to Eyetech on an annual basis a production record, including control charts, trend analysis, consumer complaints, deviations and reworks, and any other information, in each case as mutually agreed, for purposes of preparing an Annual Report as required by cGMP.

5.13. Quantitative Defects; Rejection of Product; Disposal of Rejected
      Shipments.

      (a) Rejection for Quantitative Defects. Eyetech shall notify Gilead in writing of any claim relating to Quantitative Defects in shipments of the Product within thirty (30) days following actual receipt of such shipments by Eyetech, including Eyetech's bases for concluding that any shortage in quantity is a Quantitative Defect. If Gilead disputes Eyetech's conclusion, the parties will work in good faith to determine whether such shortage was due to a Quantitative Defect. At Eyetech's request, Gilead shall, at its own expense, provide Eyetech with any missing quantities of such Product promptly after receipt of notice from Eyetech, but in no event later than forty-five (45) days following receipt of notice. Eyetech shall be obligated to pay only for actual quantities of Product delivered in the initial shipment (irrespective of the invoiced amount) in accordance with Section 4.3 hereof and shall pay for any quantities subsequently delivered by Gilead to Eyetech as replacements for missing quantities in accordance with Section 4.3 hereof and, if Eyetech has paid for quantities of Product not delivered in the initial shipment at the time that Eyetech discovers the Quantitative Defect, Gilead shall, at Eyetech's option, either reimburse Eyetech for the amount paid for such non-delivered quantities or credit such payment against Eyetech's obligations with respect to future delivered quantities. If it is determined any shortage in the original shipment was not due to a Quantitative Defect, Eyetech will promptly pay unpaid amounts of the invoice therefor in accordance with this Agreement. If Gilead does not receive any notice of rejection on the basis of a Quantitative Defect within forty-five (45) days of Eyetech's receipt of the relevant shipment, Eyetech shall be deemed to have accepted such shipment of Product with respect to adequacy of Product quantities in such shipment.

      (b) Rejection for Product Warranty Defects. Within forty-five (45) days following receipt by Eyetech (or its designee) of any shipment of Product hereunder ("Inspection Period"), Eyetech shall have the right to give Gilead notice of rejection of any part of such shipment of Product that fails to comply with the Product Warranty; provided, however, that the only time restriction applicable to Eyetech's provision of notice of rejection of any shipments of Product where failure of Products to comply with the Product Warranty in a manner that would not reasonably have been discovered by any inspection, testing or analysis of such Product conducted by Eyetech or its designees, shall be that such notice must be provided prior to the end of the shelf life for such batch of Product. Determination as to the propriety of any rejection for non-compliance with the Product Warranty shall be made pursuant to Section 5.10. If Gilead does not receive within the Inspection Period any notice of rejection based on non-compliance with the Product Warranty, Eyetech shall be deemed to have accepted such shipment of Product with respect to compliance with the Product Warranty as may be reasonably determined by such inspection, analysis or testing; provided that nothing in this Section 5.13(b) shall limit Gilead's obligations under Section 9.1 with respect to Losses arising out of or resulting from third party claims or Gilead's gross negligence or intentional misconduct. Subject to the last sentence of Section 5.10, Eyetech shall not be obligated to pay the Price for Product rejected pursuant to this Section 5.13(b) and if Eyetech has paid for quantities of Product rejected pursuant to this Section 5.13(b) at the time Eyetech rejects such quantities, Gilead shall, in addition to reimbursing Eyetech for API in accordance with Section 11.3, at Eyetech's option either reimburse Eyetech for the amount paid for such quantities of Product rejected pursuant to this Section 5.13(b) or credit such payment against Eyetech's obligations with respect to future Orders.

      (c) Replacement of Product Rejected for Non-Compliance with Product Warranty. If requested by Eyetech, Gilead shall replace any Product rejected pursuant to Section 5.13(b) as soon as practicable and in no case later than forty-five (45) days following receipt of Eyetech's notice of rejection with respect thereto, and Eyetech will pay the applicable Price therefor in accordance with this Agreement. In addition to any other rights or remedies of Eyetech hereunder, Eyetech shall have the right to set off any refund relating to paid invoices for any rejected shipped Product for which it has been finally determined pursuant to Section 5.10 that such rejection was proper against invoices otherwise due or that become due to Gilead.

      (d) The provisions of this Section 5.13 shall survive termination or expiration of this Agreement with respect to shipments of Product Manufactured by Gilead that are delivered to or sold by Eyetech subsequent to the termination or expiration of this Agreement; provided, that (i) for any Product rejected subsequent to the termination or expiration of this Agreement, Eyetech, in lieu of having Gilead replace such rejected and/or missing quantities of Product, may elect in its sole discretion to have Gilead reimburse Eyetech for the last applicable Price for the quantity of Product to be replaced (including any reasonable applicable freight charges) by Eyetech or a third party selected by Eyetech, and (ii) for any Product rejected subsequent to the termination or expiration of this Agreement, Eyetech shall permit Gilead to replace such rejected and/or missing quantities of Product unless Gilead no longer has the capabilities to do so and shall have the right to require Gilead to reimburse Eyetech for the last applicable Price for the quantity of Product to be replaced (including any reasonable applicable freight charges) by Eyetech or a third party selected by Eyetech if Gilead does not have such capabilities or if Gilead fails to replace such rejected and/or missing quantities in accordance with Section 5.13(c).

5.14. Customer Complaints and Inquiries.

Eyetech or Gilead, as the case may be, shall give the other party written notice within forty-eight (48) hours of initial receipt of any information it receives regarding the safety of the Product, including any confirmed or unconfirmed information on adverse events possibly associated with the use of the Product; provided that Eyetech's obligation to provide Gilead with such notices shall be limited to information received by Eyetech that Eyetech determines relates to, or is reasonably likely to relate to, the Specifications or Gilead's Manufacturing activities under this Agreement. Eyetech or Gilead, as the case may be, shall notify the other party of any complaint or investigation relating to the Product promptly upon receipt; provided, that, all complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g., wrong ingredients) shall be delivered within twenty-four (24) hours of receipt. Gilead shall provide all assistance reasonably requested by Eyetech in investigating customer complaints regarding the Product (including testing of the Product in accordance with Eyetech's specifications) that, in Eyetech's reasonable opinion, caused by the Manufacturing of such Product. Such testing shall be at Eyetech's expense unless it is finally determined pursuant to Section 5.10 that such Product did not comply with the Product Warranty. Eyetech shall be responsible for responding to all customers' inquiries and/or complaints relating to the Product and the recordkeeping relating thereto. Gilead and Eyetech shall also comply with the requirements set forth in the Quality Agreement relating to the investigation of customer complaints. Eyetech and Gilead shall each provide the other with copies of any annual reports relating to the Product that it is required to submit to the FDA; provided that each party shall be entitled to redact from such copies confidential information that is not reasonably related to the other party's ongoing performance of its activities with respect to the Product.

5.15. Government Inspections, Seizures and Recalls.

      (a) If the FDA or any other Governmental Authority conducts an inspection at Gilead's Facility pertaining to the Product, seizes any Product and/or its materials, requests a Recall of any Product, or otherwise notifies Gilead of any violation or potential violation of any Applicable Law, Eyetech shall be notified immediately, and Gilead shall take actions as may be required under the Specifications or otherwise as may be commercially reasonable way to resolve the issue to both parties' reasonable satisfaction.

      (b) As applicable, Gilead shall promptly send any reports relating to such inspections, Recalls or violations or potential violations of Applicable Law to Eyetech. In the event that any such Governmental Authority requests, but does not seize, the Product in connection with any such inspection, Gilead, as the case may be (i) shall promptly notify Eyetech of such request, (ii) if possible, shall satisfy such request only after receiving Eyetech's approval (not to be unreasonably withheld, conditioned or delayed),
(iii) shall follow any reasonable procedures instructed by Eyetech in responding to such request and (iv) shall promptly send any samples of the Product requested by the authority to Eyetech. In any case, Gilead will comply with all Applicable Laws.

      (c) If the Product supplied by Gilead to Eyetech does not comply with the Product Warranty, other than non-compliance due to API that was non-compliant with the applicable specifications when received by Gilead in a manner that could not reasonably be detected by the required testing, Gilead shall be responsible for costs reasonably required to effect the Recall of any affected Product or other reasonably necessary corrective measures taken with respect thereto. Gilead shall be responsible for pursuing all resolutions with the applicable supplier of non-complying Product Materials.

5.16. Quality Agreement.

The parties agree to be bound by the Quality Agreement. In the event there is a discrepancy between the provisions of the Quality Agreement and the provisions of this Agreement, the provisions of the Quality Agreement shall control with respect to terms governing the quality of the Product, and the provisions of this Agreement shall control with respect to all other terms; provided that nothing in the Quality Agreement shall limit Gilead's representations, warranties or obligations under this Agreement or Eyetech's right to approve changes to the Specifications, the suppliers of Product Materials or other matters set forth in this Agreement over which Eyetech has an approval right. The parties may amend the Quality Agreement as set forth therein.

5.17. Manufacturing Committee.

      (a) The parties and the Sublicensee shall form a committee as of the Effective Date to address Manufacturing issues relating to the Product (the "Manufacturing Committee"). Gilead, Eyetech and the Sublicensee shall each designate two (2) representatives with appropriate expertise to serve as members of the Manufacturing Committee and shall list those initial representatives Attachment 3. Either party or the Sublicensee may replace its representatives serving on the Manufacturing Committee from time to time by written notice to the other party(-ies) and/or the Sublicensee specifying the prior representative(s) to be replaced and the replacement(s) therefor. Gilead and Eyetech shall select one (1) such person each to serve as joint chairpersons of the Manufacturing Committee. The joint chairpersons of the Manufacturing Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each such meeting within thirty (30) days thereafter.

      (b) The Manufacturing Committee shall hold meetings at such times and places as it elects to do so, but in no event shall it hold meetings less frequently than once every calendar quarter. Meetings may be held by audio or video teleconference with the consent of each party, provided that at least one
(1) meeting per year shall be held in person unless agreed otherwise between the parties. Each party shall be responsible for all of its own expenses of participating in the Manufacturing Committee. Meetings shall be effective only if at least one (1) representative of each party is present or participating.

      (c) Except as otherwise expressly provided, the role of the Manufacturing Committee shall be advisory, with the goal of serving as a forum for the sharing of information and for the purpose of preventing, or informally resolving (if they are able to facilitate mutual agreement between the parties), disputes between the parties. The Manufacturing Committee shall not have any power to amend, modify or waive compliance with this Agreement. The Manufacturing Committee shall operate as to matters within its jurisdiction by consensus.

      (d)   The Manufacturing Committee shall:

            (i) evaluate factors such as Manufacturing risk and Eyetech's needs for supply of Product from Gilead based on Eyetech's Planning Forecast;

            (ii) plan and implement appropriate and mutually agreeable changes to Gilead's Manufacturing capacity as determined pursuant to Section 2.3(b), which may include arranging for and qualifying new equipment for the Manufacture of the Product or to allocate its use of such capacity, review and discuss opportunities for the parties to identify and implement Improvements;

            (iii) determine how the parties will implement the building and equipment improvement plan and budget attached to this Agreement as Attachment 2-A; provided that the Manufacturing Committee shall not have the authority to require Eyetech, and Eyetech shall have no obligation, to fund any amount in excess of the total budget amount set forth in Attachment 2-A with respect to the expansions of the Facility and the acquisition of additional equipment contemplated in Section 2.2(b);

            (iv) review and discuss issues arising from the transfer of any Manufacturing-related technology pursuant to Section 2.9;

            (v) discuss and coordinate as appropriate and mutually agreed the use of Eyetech and Sublicensee expertise and resources with respect to providing support for technical and operational problem resolution and assurance of Product supply in accordance with this Agreement;

            (vi) discuss any performance issues (e.g., failure to supply), to enable mutually agreeable courses of action to remedy any such issues;

            (vii) develop and maintain a mutually agreed to set of manufacturing metrics/yield provisions;

            (viii) establish the Average Yield and allocate cost savings pursuant to Section 4.1(b);

            (ix) in the event of an occurrence as described in Section 2.9, clauses (i) or (ii), use good faith efforts to resolve any such supply failure for no less than forty-five (45) days; and

            (x) perform such other functions as mutually agreed in writing by the parties.

5.18. Audits and Inspections.

Eyetech shall be permitted, on an annual basis, during regular business hours and on reasonable notice, to physically inspect all Facilities and Gilead shall use commercially reasonable efforts to enable Eyetech to inspect the facilities of all suppliers of Product Materials to Gilead on the same basis. Notwithstanding the foregoing, Eyetech shall have the right to conduct audits of the Facilities and, to extent that Gilead can arrange using commercially reasonable efforts, the facilities of all suppliers of Product Materials to Gilead at any time, when requested, as a reasonable response to an FDA or other regulatory agency audit notice or regulatory agency inquiry regarding a Product, an unresolved deviation in Manufacture of Product by Gilead, customer complaints or adverse events regarding a Product or any other specific FDA request . In addition, Eyetech and/or the Sublicensee shall be entitled to have up to three of their or its representatives present on a daily basis (or on such other observation schedule as the parties may agree) in the Facilities to observe Gilead's Manufacturing operations and Gilead shall provide such representative(s) with reasonable access to the Facilities for such purpose.

5.19. Diversion Issues.

Gilead agrees to immediately notify Eyetech if at any time it believes that any Product has been lost or stolen from the Facility, or any quantities of Product that have been rendered unsaleable while in Gilead's possession.

5.20  Notice of Material Events.

Gilead and Eyetech each hereby agrees to promptly notify the other party of any actual or anticipated events that have or may be reasonably expected to have a material effect on any Product or on Gilead's ability to Manufacture the Product in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in materials, plant closings, interruptions in activity, interruptions or delay in API supply or availability, and the like.

5.21. Survival.

The obligations of Gilead under Sections 5.10, 5.11, 5.12, 5.13, 5.14, 5.15,
5.16 and 5.18 of this Agreement shall survive the expiration or termination of this Agreement until one (1) year after the expiration date of the last batch of Product Manufactured hereunder.

             SECTION 6. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

6.1. Representations and Warranties of Gilead.

      (a) Gilead hereby represents and warrants to Eyetech that:

            (i) The Product when delivered by Gilead to Eyetech under this
Agreement:

                        (A) shall be of the quality specified in, and shall
                  conform with, the Specifications, the Quality Agreement, the Product Supplement and all Applicable Laws, and shall be Manufactured and delivered in conformity with the Specifications, the Quality Agreement, the Product Supplement and Applicable Laws (except in each preceding case to the extent that lack of quality or non-conformity is a result of Gilead's compliance with Eyetech's instructions), and shall not contain any material that while in Gilead's control has not been used, handled or stored in accordance with the Specifications, any other agreed upon quality assurance requirements of Eyetech or the supplier of such material, the Quality Agreement, the Product Supplement and cGMP (except in each preceding case to the extent that such material is introduced or used as a result of Gilead's compliance with Eyetech's instructions); and

                        (B) shall, at the time delivered, have a remaining
                  shelf-life of not less than [**]% of initial shelf life. (Sections (a)(i)(A) and (B) collectively, the "Product Warranty").

            (ii) Gilead does not employ as of the Effective Date and will not employ during the Term of this Agreement any debarred persons pursuant to sections 306(a) and (b) of the FDA Act (21 U.S.C. 335(a) and (b)) or any comparable Law who will participate in the Manufacture of Product;

            (iii) The execution, delivery and performance of this Agreement by Gilead does not and will not violate any agreement or instrument to which Gilead is a party;

            (iv) Gilead will perform its obligations under this Agreement in accordance with Applicable Laws; and

            (v) Gilead will not use any information or technology which to its knowledge has been misappropriated from any third party or which to its knowledge will infringe any patents of any third party; provided however, that such representation and warranty does not cover infringement of any third party patents that necessarily results from the Manufacture, use, import, offer for sale or sale of Product or the utilization or satisfaction of the Specifications.

      (b) Gilead represents to Eyetech as of the Effective Date that:

            (i) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

            (ii) it has power and authority to conduct its business as currently being conducted and as contemplated herein; and

            (iii) it has power and authority to make, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. No consent of authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is or will be required in respect of Gilead in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of Gilead. This Agreement constitutes the legal, valid and binding obligation of Gilead enforceable against Gilead in accordance with its terms.

6.2 Representations and Warranties of Eyetech.

      (a) Eyetech represents and warrants to Gilead that:

            (i) it has and will have sufficient right, title and interest in and to the Eyetech Product Intellectual Property to grant a license to the Eyetech Product Intellectual Property pursuant to Section 8.4 of this Agreement;

            (ii) it, its Affiliates, the Sublicensee and their respective sublicensees and distributors will conduct the further manufacturing, packaging, labeling, testing, use, handling, storage, transport, disposition, marketing, distribution, and commercialization of Product following delivery by Gilead under this Agreement in accordance with all Applicable Laws;

            (iii) it has not provided and will not provide Gilead with any information or technology that, to its knowledge has been misappropriated from any third party and, the Manufacture of Product by Gilead for supply to Eyetech in compliance with the Specifications, which to its knowledge will not infringe any patents of any third party;

            (iv) the execution, delivery and performance of this Agreement by Eyetech will not violate any agreement or instrument to which Eyetech is a party; and

            (v) Eyetech will perform its obligations under this Agreement in compliance with all applicable Laws.

      (b) Eyetech represents that as of the Effective Date:

            (i) it is not subject to any legal, regulatory, contractual, or other restrictions which might enable another person or entity to claim any rights in or to the Product or any Information; and

            (ii) neither it nor its Affiliates nor, to its knowledge, the Sublicensee has received or is otherwise aware of any actual or threatened Claim or Proceeding, the basis of which may be that the manufacture, use, import, offer for sale or sale of Product would infringe or misappropriate any Intellectual Property of any third party except as follows: [**]

            (iii) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

            (iv) it has power and authority to conduct its business as currently being conducted and as contemplated herein; and

            (v) it has power and authority to make, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is or will be required in respect of Eyetech in connection with the execution, delivery, performance, validity or enforceability of this Agreement; provided that Gilead acknowledges that the Product has not yet received Regulatory Approval in the Territory. This Agreement has been duly executed and delivered on behalf of Eyetech. This Agreement constitutes the legal, valid and binding obligation of Eyetech enforceable against Eyetech in accordance with its terms

6.3   No Other Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 6.1 AND 6.2, GILEAD AND EYETECH MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED. ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, ARE HEREBY EXPRESSLY DISCLAIMED BY GILEAD AND EYETECH.

6.4.  Survival.

The provisions of this Section 6 shall survive termination or expiration of this Agreement.

       SECTION 7. ENVIRONMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1.  Compliance with Environmental Laws.

Gilead shall perform all Manufacture of Product in material compliance with all applicable Environmental Laws and shall be solely responsible for all Environmental Losses occurring as a result of its Manufacture of Product prior to delivery thereof to Eyetech.

7.2.  Permits, Licenses and Authorization.

Gilead shall be solely responsible for obtaining, and shall obtain, all necessary environmental or other licenses, registrations, certificates, approvals, authorizations or permits required under Environmental Law, whether original documents or modifications to existing documents, which are necessary to perform Manufacture of the Product as provided in this Agreement and shall bear all costs and expenses associated therewith. Gilead shall provide copies thereof to Eyetech upon request by Eyetech and shall operate in compliance therewith. Gilead shall provide Eyetech with immediate verbal notice, confirmed in writing within twenty-four (24) hours, upon learning of revocation or modification of such documents, or with regard to any other event or regulatory action or involvement such as an order or notice, which in any way materially impacts Gilead's ability to comply with its obligations to supply Product to Eyetech in compliance with this Agreement.

7.3.  Hazardous Materials and Waste.

The generation, collection, storage, handling, transportation, movement, and Spill of all Hazardous Materials and Waste, as applicable, shall be the sole responsibility of Gilead at it sole cost and expense.

7.4.  Generation of Hazardous Wastes.

Without limiting other legally applicable requirements, Gilead shall prepare, execute and maintain, as the generator of Hazardous Waste, all registrations, notices, shipping documents and Hazardous Waste manifests required under Environmental Law for Hazardous Waste and in accordance therewith.

7.5.  Diversion Issues.

Gilead shall be responsible for developing and implementing all procedures necessary to prevent the diversion of Product from the waste stream in the course of Manufacture, including the rendering of the Product unsaleable.

7.6.  Health and Safety Procedure.

Gilead shall be solely responsible for implementing and maintaining health and safety procedures for the Manufacture of the Product Materials and Product as provided for herein and for any testing and handling of Hazardous Materials and Waste as provided herein. Such procedures shall comply with all applicable Environmental Laws. Other than serving in an advisory role as the Product expert, Eyetech shall have no responsibility for developing, implementing or overseeing Gilead's health and safety program.

7.7.  Training.

Gilead shall educate and train all affected employees and contractors who participate in the Manufacture of the Product regarding the potential hazards associated with the generation and handling of the Hazardous Materials, Waste, analyzing and handling of the Product, API and Product Materials, and on the proper use of engineering controls, process equipment and appropriate personal protective equipment. Eyetech will provide to Gilead all information within its control regarding the potential or actual hazards associated with the handling of any Hazardous Material or Waste, or on the Manufacture of the Product, or on the proper use of engineering controls, process equipment and appropriate personal protective equipment. Beyond such provision of information, Eyetech shall have no responsibility for educating, training or ensuring knowledge of Gilead's employees or contractors regarding the potential or actual hazards associated with the handling of any Hazardous Material or Waste, or on the Manufacture of the Product, or on the proper use of engineering controls, process equipment and appropriate personal protective equipment.

7.8.  Survival.

The obligations of Gilead under this Section 7 shall survive termination or expiration of this Agreement.

SECTION 8.  OWNERSHIP; TRADEMARKS; PROPRIETARY INFORMATION.

8.1. Eyetech's Ownership of Intellectual Property; Eyetech Technology and Information.

      (a) Right, title and interest in and to any creative ideas, proprietary information, developments, inventions, or improvements or modifications to the Product or the Intellectual Property associated with the Product that are invented or otherwise developed under this Agreement by Eyetech or Gilead, or any of their respective Affiliates or agents, either jointly or severally, and whether or not patentable ("Improvements") shall be governed by this Section 8.1(a). Gilead agrees to disclose to Eyetech all Improvements developed by Gilead or its Affiliates or agents and to receive the approval of Eyetech prior to implementing any Improvements in the Manufacture of Product.

            (i) Eyetech shall own, and Gilead hereby assigns (or shall cause its Affiliate or agent to assign) to Eyetech, all right, title and interest in and to all Improvements that are useful solely for Manufacturing of Products, i.e. not useful in or common to manufacturing, packaging, filling, testing or other procedures for other products, including those currently manufactured by Gilead ("Product Improvements").

            (ii) All other Improvements other than Product Improvements ("Manufacturing Improvements") shall be the exclusive property of Eyetech and shall be held in confidence by Gilead and assigned by Gilead (or by Gilead's Affiliate or agent) to Eyetech for Eyetech's benefit in the development and/or the operation of Manufacturing processes with respect to the Product, provided, however, that Eyetech hereby grants Gilead a nonexclusive, worldwide, paid-up, perpetual, irrevocable license under all Intellectual Property covering the Manufacturing Improvements developed by Gilead or its Affiliates or agents to use and practice such Manufacturing Improvements for the manufacture of Gilead's and third parties' products at any location, with the right to sublicense contract manufacturers for such manufacture of Gilead products, and Gilead shall have the right to disclose such Manufacturing Improvements to sublicensees under such license subject to obligations of confidentiality at least as restrictive as those of Section 12 for purposes of practicing its license rights.

      (b) Any trademarks, trade names, brand names, patents, slogans, logos, copyrights, trade dress, know-how and goodwill associated with the Product shall be the sole and exclusive property of Eyetech. Gilead shall not have any right or license to use any such rights at any time before, during or after the Term of this Agreement, except as necessary for the Manufacture and supply of Product for Eyetech hereunder.

      (c) Gilead agrees to execute all assignments and other documents and take all further actions reasonably requested by Eyetech to give effect to the provisions of this Section 8.1.

8.2.  Ownership of Other Property.

It is agreed that Eyetech, its Affiliates and the Sublicensee are the sole owners of any and all tools, specifications, blueprints and designs supplied or paid for by them, and Gilead shall not use, transfer, loan or publicize any of the above except as necessary for its performance under this Agreement.

8.3.  Limited Right to Use.

Nothing set forth in this Agreement shall be construed to grant to either party any title, right or interest in or to any Intellectual Property Controlled by the other party or any of its Affiliates or the Sublicensee, except as expressly set forth in Sections 8.1, 8.2 or 8.4.

8.4   License.

Eyetech hereby grants to Gilead a non-exclusive paid-up non-transferable non-assignable license under the Eyetech Product Intellectual Property to Manufacture Product in the Territory in accordance with this Agreement, solely for supply to Eyetech. Gilead shall not practice or use the Eyetech Product Intellectual Property for any purpose other than performance of its obligations under this Agreement.

8.5.  Survival.

The provisions of Sections 8.1, 8.2, and 8.3 shall survive the expiration or termination of this Agreement.

              SECTION 9. INDEMNIFICATION; LIMITATIONS OF LIABILITY.

9.1.  Indemnification of Eyetech.

Gilead shall indemnify, defend and hold Eyetech, its Affiliates, the Sublicensee and their respective officers, directors, employees and agents (each, an "Eyetech Indemnified Party") harmless from and against any and all Losses suffered, incurred or sustained by any Eyetech Indemnified Party by reason of any Claim or Proceeding to the extent arising out of or resulting from (a) a breach of Gilead's representations, warranties and covenants in Section 6.1; (b) any actual or alleged injury to Person or property or death occurring to any employees, subcontractors, agents of Gilead, or any individuals on the premises of Gilead (other than injuries due to API defects existing upon receipt by Gilead); (c) product liability arising out of or resulting from failure by Gilead to Manufacture the Product in accordance with the Specifications; or (d) any negligent act or omission on the part of any Gilead Indemnified Party. Notwithstanding the foregoing, it is understood and agreed that Gilead shall not have an obligation of defense or indemnity for Claims or Proceedings or be liable for Losses to the extent that Eyetech has an obligation of defense or indemnity for Claims or Proceedings or is liable for Losses pursuant to Section
9.2. Except with respect to Losses arising out of or resulting from third party claims or Gilead's gross negligence or intentional misconduct, in no event shall Gilead's liability under this Section 9.1 exceed $[**] per occurrence

9.2.  Eyetech's Indemnification of Gilead.

Eyetech shall indemnify and hold Gilead, its Affiliates and its respective officers, directors, employees and agents (each, a "Gilead Indemnified Party") harmless from and against any and all Losses suffered, incurred or sustained by any Gilead Indemnified Party by reason of any Claim or Proceeding to the extent arising out of or resulting from (a) any breach of Eyetech's representations or warranties in Section 6.2; (b) any manufacture, packaging, labeling, testing, use, handling, storage, transport, disposition, marketing, distribution, and commercialization of API (prior to receipt by Gilead) or Products (following delivery by Gilead) unless such Claim or Proceeding arises out of or results from Gilead delivering Product which does not conform with the Specifications and such failure results from Gilead's failure to deliver such Product in conformance with the Product Warranty and not from any defect in the API existing prior to receipt thereof by Gilead; (c) any actual or alleged injury to Person or property or death occurring to any employees, subcontractors, agents of Eyetech, or any individuals on the premises of Eyetech; or (d) any negligent act or omission on the part of any Eyetech Indemnified Party. Notwithstanding the foregoing, it is understood and agreed that Eyetech shall not have an obligation of defense or indemnity for Claims or Proceedings or be liable for Losses to the extent that Gilead has an obligation of defense or indemnity for Claims or Proceedings or is liable for Losses pursuant to Section 9.1.

9.3.  Assertion of Claim.

The indemnification provisions set forth in Sections 9.1 and 9.2 above are conditioned upon the party claiming indemnification (i) promptly furnishing the other party with written notice of each Claim or Proceeding by reason of which there may be a Loss for which indemnity will be claimed, (ii) permitting the indemnifying party to assume the defense and/or settlement of such Claim or Proceeding at its sole cost and expense, and (iii) cooperating at the other party's reasonable request and expense in such defense and/or settlement. The indemnified party may hire counsel of its choice at its own cost and participate in the defense. In no event shall either party institute, settle or otherwise resolve any Claim or Proceeding that involves other than payment of monetary damages without the prior written consent of the other party, not to be unreasonably withheld, delayed or conditioned.

9.4   Limitation of Liability.

Except as expressly provided in this Agreement, and except for breach of confidentiality obligations, neither party shall be liable to the other party (and Gilead shall not be liable to the Sublicensee or any Affiliate of Eyetech or the Sublicensee) for lost profits or for any indirect, incidental, consequential, special, punitive or exemplary damages of the other party (or of the Sublicensee or any Affiliate of Eyetech or the Sublicensee) pursuant to or relating to this Agreement, however caused, under any theory of liability.

 It is expressly understood and agreed that the obligations of either party under Sections 9.1 and 9.2 of this Agreement to indemnify for Losses shall not be limited by this Section 9.4.

9.5.  Survival.

The provisions of this Section 9 shall survive termination or expiration of this Agreement.

                             SECTION 10. INSURANCE.

10.1. Insurance.

Each party shall obtain and keep in force throughout the Term of this Agreement and for a period of three (3) years from the date of the last delivery of Product to Eyetech hereunder, policies of insurance from carriers reasonably acceptable to the other party providing coverage as specified in Section 10.2. Each party shall require its subcontractors (to the extent approved hereunder) or, in the case of Eyetech, its Sublicensee, other sublicensees and distributors, to provide the coverage as specified in Section 10.2, and any deficiencies in the coverage or policy limits of said subcontractors, sublicensees or distributors will be the sole responsibility of such party. The provisions of this Section 10.1 shall survive the expiration or termination of this Agreement.

10.2  Coverage.

      Each party shall acquire and maintain at its sole cost and expense (i) Statutory Worker's Compensation Insurance and Employer's Liability Insurance; and (ii) Comprehensive General Liability Insurance, including Contract Liability, Product Liability, Bodily Injury and Property Damage Insurance (with a Broad Form Vendor's Endorsement naming the other party, its subsidiaries and affiliated companies and the officers, directors, employees and agents thereof, as well as its authorized distributors and customers, as additional insureds) with a combined single limit of not less than $[**]. Each party shall require its subcontractors, to the extent approved hereunder, and, in the case of Eyetech, its Sublicensee, to provide coverages with a combined single limit of not less than $1,000,000.

10.3. Certificates of Insurance; Maintenance of Coverage.

Each party shall submit a certificate of such insurance (which shall include such information as set forth in Section 10.2) to the other party for its approval as of the Effective Date. Any failure of a party to furnish such certificate within thirty (30) days of the Effective Date shall be a material breach of this Agreement.

               SECTION 11. TITLE, RISK OF LOSS AND REIMBURSEMENT.

11.1. Testing.

Gilead shall undertake testing of each shipment of API if required by the Specifications. If the API does not meet the specifications, Gilead will promptly inform Eyetech and Gilead shall be excused from its obligation to supply Product to Eyetech until sufficient quantities of API meeting the Specifications are delivered to Gilead. Upon such delivery of replacement API, Gilead will use commercially reasonable efforts to supply Product to Eyetech within ninety (90) days taking into account Gilead's firm plans and commitments for manufacturing its own and third parties' products at the Facility. To the extent Gilead has existing stock of API which conforms to the approved Specifications and is reasonably sufficient for Manufacture of one or more whole batches of Product, nothing in the forgoing shall relieve Gilead of its obligation to supply such batch(es) of Product deriving from such conforming API, provided, however, that Gilead shall not be in breach of this Agreement for failure to supply future batches of Product if such failure results from Eyetech's or Eyetech's vendor's failure to replenish within an appropriate time Gilead's stock of API conforming to the approved Specifications.

11.2. Title and Risk of Loss.

      (a) Title to the API supplied by Eyetech shall remain with Eyetech; however, risk of loss for API inventory levels agreed pursuant to Section 5.4(a) shall pass to Gilead at the time API arrives at Gilead's Facilities; provided that Gilead's liability for loss of API shall be subject to the limitation set forth in Section 11.3(b). Gilead shall not use API supplied by Eyetech for any purposes other than those related to the Manufacture of the Product for supply to Eyetech pursuant hereto.

      (b) The risk of loss or damage to API during the storage thereof by Gilead shall be solely with Gilead for inventory levels thereof agreed pursuant to
Section 5.4(a). In the event of such loss or damage, Gilead will purchase from Eyetech, and Eyetech will sell to Gilead any API required for replacement thereof at a price equivalent to Eyetech's replacement costs.

11.3 Reimbursement for Loss of API; Non-Complying Product.

      (a) Subject to Section 11.3(b), Gilead will reimburse Eyetech for Eyetech's out of pocket costs for API per batch (pro-rated over the usable portion of the batch if applicable) for any batch that does not meet Specifications prior to or as of delivery by Gilead and therefore can not be released, and Gilead will be responsible for all of Gilead's costs of Manufacture of such batch (pro-rated over the usable portion of the batch if applicable), in each case to the extent that such failure to meet Specifications was caused by: (A) a breach of this Agreement by Gilead; (B) the negligence of Gilead, or (C) willful misconduct of Gilead.

      (b) Gilead shall not be liable or responsible for any reimbursement of API costs or for any costs of Manufacture pursuant to Section 11.3(a) for any batch or partial batch quantity that does not meet Specifications as of delivery by Gilead in excess of [**]. Disputes between the parties as to whether all or any part of a shipment rejected by Eyetech conforms with the Product Specifications shall be resolved pursuant to Sections 5.10 and 5.13.

                      SECTION 12. CONFIDENTIAL INFORMATION.

12.1  Confidentiality of Information.

In performing the obligations under this Agreement, each party shall come in contact with certain confidential and proprietary information of the other party that should reasonably be believed by the receiving party to be confidential and proprietary to the other party ("Information"). Each party agrees that it will (and will cause each of its representatives, employees and agents to):

      (a) use such Information obtained from the other party hereunder only in connection with the activities to be undertaken by each party as contemplated and permitted hereunder;

      (b) use its commercially reasonable efforts (but in no event lesser efforts than it uses to so safeguard its own confidential and proprietary information) to restrict disclosure of such Information within its own organization to those of its Affiliates, the Sublicensee (in the case of Eyetech), employees, independent contractors, and legal and legal and financial advisors who have a reasonable need to know for purposes of enabling such party to perform its obligations under this Agreement and who are subject to binding obligations of confidentiality at least as protective as those of this Section 12; and

      (c) not divulge to third parties, without the prior written consent of the other party, any Information obtained from the other party hereunder.

12.2  Exceptions.

The confidentiality and limited use obligations of Section 12.1 shall not apply if and to the extent that:

      (a) the Information is known to the receiving party prior to obtaining the same from the disclosing party, as demonstrated by the receiving party's written records;

      (b) the Information is, at the time of disclosure, in the public domain, or comes into the public domain without any fault of the receiving party (or, where the receiving party is Eyetech, its Affiliates or the Sublicensee);

      (c) the Information is obtained by the receiving party from a third party who is not obligated to keep the Information confidential;

      (d) the Information is independently developed by the receiving party and/or by any of its Affiliates (or, where the receiving party is Eyetech, by the Sublicensee), as demonstrated by the receiving party's written records; or

      (e) the Information is disclosed pursuant to court order or as otherwise required by law; provided, however, that: (i) the receiving party (A) gives the disclosing party prompt written notice of such required disclosure and (B) assists the disclosing party in its reasonable efforts to prevent or limit such disclosure; and (ii) any Information disclosed pursuant to this Section 12.2.(e) shall otherwise remain Information for the purposes of this Agreement.

12.3  Return or Destruction.

Upon expiration or termination of this Agreement, each party shall return to the other party, or by mutual agreement, destroy all Information of the other party and all copies, extracts, and summaries thereof, provided that it may retain one
(1) copy thereof in its legal archives solely for the purpose of ensuring compliance with its surviving obligations under this Section 12.

12.4  Terms of Agreement.

Neither party shall disclose or refer to the existence or terms of this Agreement in any public statements, whether oral or written, but not limited to, annual reports or shareholder reports, statements to other customers or prospective customers or other communications, without the other party's prior written consent except to the extent that such party, in its reasonable opinion, determines that such disclosure is required by law. Nothing in this Section 12.4 shall restrict a party from disclosing this Agreement to its Affiliates or, in the case of Eyetech, to the Sublicensee.

12.5  Survival.

The provisions of this Section 12 shall survive the termination or expiration of this Agreement for a period of five (5) years.

                         SECTION 13. TERM; TERMINATION.

13.1. Initial Term; Term.

Unless terminated in accordance with the provisions of this Agreement, the initial term (the "Initial Term") of this Agreement shall commence as of the Effective Date and shall continue until the third anniversary of the first Commercial Launch of Product. Not less than 24 months prior to the expiration of the Initial Term the parties shall discuss extending this Agreement for a further period of twelve months. Thereafter the Agreement may be extended by further twelve months periods upon mutual agreement of the parties reached not less than 24 months prior to the expiration of any such extended term. The Initial Term and all renewals thereof collectively shall be considered the "Term" of this Agreement.

13.2. Termination by Eyetech.

      This Agreement may be terminated by Eyetech:

      (a) immediately upon written notice to Gilead, upon the bankruptcy (voluntary or involuntary), insolvency or placing of the business of Gilead in the hands of a receiver; or

      (b) if (i) an occurrence described in Section 2.9(b) occurs, (ii) the Manufacturing Committee has used good faith efforts to resolve any such supply failure for no less than forty-five (45) days and (iii) after such forty-five
(45) day period, the Manufacturing Committee shall have failed to resolve such occurrence; or

      (c) subject to Section 13.2(d), by Eyetech upon a material breach of this Agreement by Gilead if Gilead fails to cure such breach within thirty (30) days after receipt of written notice thereof; or

      (d) upon written notice to Gilead given within sixty (60) days of the relevant event, with immediate effect, if at any time during the Term, Gilead acquires, is acquired by or becomes an Affiliate of a competitor of Eyetech, where a competitor is a manufacturer, supplier and/or distributor of products competitive with the Product; or

      (e) after three (3) years, upon at least six (6) months prior written notice to Gilead, in the event that the Product is the subject of a consummated transaction for the sale by Eyetech and Sublicensee to a third party of substantially all Product rights in the Territory or the Product is withdrawn from the market in the Territory by Eyetech for any reason, provided that Eyetech shall comply with Section 2.4(b); or

      (f) upon prompt written notice to Gilead upon any commitment by Eyetech not to proceed with seeking Regulatory Approval for the Product in the Territory or with commercialization of the Product in the Territory, as evidenced by (i) formal withdrawal of all New Drug Applications (and equivalents thereof) for the Territory; (ii) termination of all commercial launch planning and preparation activities for the Territory; (iii) withdrawal of the Product from the market in the Territory, or (iv) any other action by Eyetech that reasonably and clearly evidences such a commitment; or

      (g) upon the events giving rise to a right of termination pursuant to
Section 14.1.

13.3  Termination by Gilead.

This Agreement may be terminated by Gilead:

      (a) upon a material breach of this Agreement by Eyetech if Eyetech fails to cure such breach within thirty (30) days after receipt of written notice thereof; or

      (b) upon the events giving rise to a right of termination pursuant to
Section 14.1.

13.4. Effect of Termination.

      (a) Expiration or termination of this Agreement shall not affect rights and obligations of the parties that accrue prior thereto, including that termination of this Agreement shall not affect any obligation to pay money due hereunder, indemnify, or maintain confidentiality, which either party hereto may have incurred during the Term hereof. Termination pursuant to this Section 13 shall be in addition to, and not in place of, a party's other rights and causes of action which were in existence prior to such termination.

      (b) Within a reasonable time after Eyetech gives notice of termination pursuant to the provisions of Sections 13.2(b), (c), (d), (e) or (f), Eyetech agrees to have good faith discussions with Gilead regarding mitigation of unrecoverable losses resulting from amounts paid toward the purchase price of any product acquired specifically for Manufacture of Product.

      (c) Unless this Agreement has terminated pursuant to Sections 13.2(d) or 13.3(b), Gilead will fulfill all Orders outstanding as of the effective date of expiration or termination of this Agreement in accordance with the terms of this Agreement. If this Agreement terminates pursuant to Sections 13.2(d) or 13.3(e),
(i) Gilead shall be relieved from any obligation to supply any Order for Product having a delivery date after the effective date of termination; (ii) Gilead shall use commercially reasonable efforts to reallocate its personnel, equipment and resources to other projects but to the extent it does not achieve such reallocation, Eyetech shall be liable for the costs thereof; and (iii) Eyetech shall pay Gilead for any Orders placed by Eyetech that have delivery dates after the effective date of termination a percentage of the Price appropriate to fairly compensate Gilead for lost profits on any such Orders.

13.5. Return of Materials, etc. Supplied by Eyetech.

      (a) Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, Gilead shall promptly deliver to Eyetech all Product Materials, bulk packaging materials and labels, and equipment provided by, or purchased on behalf of, Eyetech. Eyetech will promptly reimburse Gilead for Gilead's out-of-pocket costs for any such items purchased by Gilead for use in Manufacture of Product. Gilead will remove all such equipment from the Facility and have such equipment on its dock ready for Eyetech to transport. Gilead shall maintain ownership of all other equipment utilized in connection herewith. All delivery, removal and transportation costs incurred in connection with this
Section 13.5 shall be borne by Eyetech.

      (b) Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, Gilead shall also deliver to Eyetech all Product Manufactured hereunder and in its control and shall invoice Eyetech in accordance with the terms of Section 4.3. Any Product quarantined and at the time of expiration or termination of this Agreement shall be disposed of or destroyed in accordance with Eyetech's instructions. Subsequent to the expiration or termination of this Agreement, the parties shall continue to be responsible for rejected and non-complying Product and Product Materials in accordance with the terms of Sections 5.9 and 5.10.

                  SECTION 14. FORCE MAJEURE; COMPETING PRODUCT.

14.1. Force Majeure.

Performance under this Agreement (other than payments required to be made by any party) shall be excused to the extent prevented or delayed by fire, flood, explosion, widespread product tampering by third parties, governmental acts or regulations, war, any act of God, or by any other similar circumstances of any character reasonably beyond the control of the party so excused. The party affected shall promptly notify in writing the non-affected party or parties of the event of force majeure and the probable duration of the delay. Any delay caused by an event of force majeure shall toll the term of this Agreement, which shall be extended by the length thereof. In the event a force majeure prevents performance by either party for more than three (3) months, either party shall have the right to terminate this Agreement (in its entirety).

14.2. Competing Products.

Gilead hereby agrees that during the Term of this Agreement and for a period of [**] years following the termination or expiration of this Agreement, it shall not manufacture, supply or otherwise distribute for itself or a third party, without the prior written approval of Eyetech, any product or products identical or similar to the Product, i.e. aptamers of similar composition for indications for which the Product is approved or developed. In no event shall Gilead manufacture, supply or otherwise distribute for itself or a third party a copy or "knock-off" of the Product so as to infringe or misappropriate Eyetech's or the Sublicensee's Intellectual Property.

                           SECTION 15. MISCELLANEOUS.

15.1. Relationship of the Parties.

The parties shall be deemed independent contractors with respect to the terms and provisions of this Agreement and shall not in any respect act as an agent or employee of the other party. All persons employed by Gilead in connection with the manufacture and supply of the Product to Eyetech shall be employees, agents or contractors of Gilead. Under no circumstances shall employees or agents of Gilead be deemed to be employees or agents of Eyetech.

15.2. Successors and Assigns; Subcontracting.

Except for assignment of this Agreement in whole to an Affiliate, or by Eyetech to the Sublicensee, upon written notice to the other party, neither party shall, without the prior written consent of the other party (which consent shall not be reasonably withheld or delayed), delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any other Person. Gilead shall not subcontract any obligation or duty owed under this Agreement without the prior written consent of Eyetech. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and subject to the terms of this Section 15.2, its respective successors, legal representatives and permitted assigns. Any assignment or subcontract in contravention of this
Section 15.2 shall be ineffective and considered null and void.

15.3. Notice.

All notices, requests, demands or other communications to or upon the parties hereto shall be in writing and, unless otherwise specified herein, deemed to have been given or made (a) five (5) business days after being deposited in the mails, registered mail or certified, return receipt requested, postage prepaid;
(b) one (1) business day after being sent by bonded courier for next business day delivery; (c) upon facsimile transmission, the receipt of which is confirmed electronically or telephonically; or (d) when personally delivered, in each case addressed to the appropriate party at the following address:

            IF TO EYETECH:

            Eyetech Pharmaceuticals, Inc.
            500 Seventh Avenue, 18th Floor
            New York, New York 10018
             Attention:  Chief Executive Officer
             Facsimile No.:  (212) 997-9251

            with a copy to:

            Hale and Dorr LLP
            60 State Street

            Boston, Massachusetts  02109
            Attention:  David E. Redlick, Esq.
            Facsimile No:  (617) 526-5000

            IF TO GILEAD:

            Gilead Sciences, Inc.
            650 Cliffside Drive
            San Dimas, CA  91773
            Attention:  Tony Caracciolo, Sr. VP, Manufacturing
            Telephone:  (909) 394-4024
            Facsimile No: (909) 599-8716

            with a copy to:

            Gilead Sciences, Inc.
            333 Lakeside Drive
            Foster City, CA  94404
            Attention:  Gregg H. Alton, VP and General Counsel
            Facsimile No:  (650) 522-5537

The above addresses for receipt of notice may be changed by any party by notice, given as provided herein.

15.4. Entire Agreement.

This Agreement, including all Attachments attached hereto and made a part hereof contain the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement may be amended or modified only by written agreement executed by the parties hereto.

15.5. Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision that achieves the original intent of the parties reflected in the illegal, invalid or unenforceable provision as best as may be possible.

15.6. Waiver.

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly stated herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

15.7. Headings.

Headings in this Agreement are included for ease of reference only and have no legal effect.

15.8. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.9. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and to be effective as of the Effective Date.

                              EYETECH PHARMACEUTICALS, INC.

                              By: ______________________
                              Name:
                              Title:



                              GILEAD SCIENCES, INC.

                              By: _______________________
                              Name: _____________________
                              Title: ______________________

                                  Attachment 1

                               Product Supplement

                                     Macugen

1.    Product Description;    Strength/Pack;    Item Number
      Macugen                 0.3mg             To Be Determined (TBD)
      Macugen                 1.0mg             TBD


2.     Product Price Appendix

2.1   STANDARD SERVICES/TOLL MANUFACTURING ACTIVITIES (BATCH CHARGES):

(a) For Less Than [**] Units (but less than [**] Batches) Delivered in a Calendar Year:


Batch Charge                                    $[**]
Per-Unit Filling Charge                         $[**]
Per Unit Packaging Charge                       $[**]

Batch Charge is the toll manufacturing fee applicable to the semi-automatic syringe filling from a single shift aseptic filling operation (to be between approximately 10,000 and 20,000 syringes).

The Per-Unit Charges shall be applied to each unit of Product delivered from a single batch (i.e., The "Unit Charges" = Number of syringes delivered multiplied by the "Per-Unit Charges")

For each Batch manufactured GILEAD shall invoice EYETECH the sum of the Batch Charge plus the Unit Charges.

The Batch Charge price set forth above is applicable to no fewer than [**] up to [**] Batches delivered in a calendar year.

(b) For Greater Than [**] Units (but less than [**] Batches) Delivered in a Calendar Year:

Batch Charge                                    $[**]
Per-Unit Filling Charge                         $[**]
Per Unit Packaging Charge                       $[**]

Batch Charge is the toll manufacturing fee applicable to the semi-automatic syringe filling from a single shift aseptic filling operation for one Batch which the Parties estimate will be between approximately 10,000 and 20,000 syringes but the exact size of which will be determined during equipment qualification and validation.

The Per-Unit Charges shall be applied to each unit of Product delivered from a single batch (i.e., The "Unit Charges" = Number of syringes delivered multiplied by the "Per-Unit Charges")

For each batch manufactured GILEAD shall invoice EYETECH the sum of the Batch Charge plus the Unit Charges.

The Batch Charge price set forth above is applicable to no fewer than [**] and up to [**] batches delivered in a calendar year.

(c) For Greater Than [**] Batches (but less than [**] Batches) Delivered in a Calendar Year:

Batch Charge                                    $[**]
Per-Unit Filling Charge                         $[**]
Per Unit Packaging Charge                       $[**]

Batch Charge is the toll manufacturing fee applicable to the semi-automatic syringe filling from a single shift aseptic filling operation (to be between approximately 10,000 and 20,000 syringes).

The Per-Unit Charges shall be applied to each unit of Product delivered from a single batch (i.e., The "Unit Charges" = Number of syringes delivered multiplied by the "Per-Unit Charges")

For each batch manufactured GILEAD shall invoice EYETECH the sum of the Batch Charge plus the Unit Charges.

(d) For greater than [**] Batches (but less than [**] Batches) Delivered in a Calendar Year:

Batch Charge                                    $[**]
Per-Unit Filling Charge                         $[**]
Per Unit Packaging Charge                       $[**]

Batch Charge is the toll manufacturing fee applicable to the semi-automatic syringe filling from a single shift aseptic filling operation (to be between approximately 10,000 and 20,000 syringes).

The Per-Unit Charges shall be applied to each unit of Product delivered from a single batch (i.e., The "Unit Charges" = Number of syringes delivered multiplied by the "Per-Unit Charges")

(e) For greater than [**] Batches delivered in a Calendar Year:

Batch Charge                                    $[**]
Per-Unit Filling Charge                         $[**]
Per Unit Packaging Charge                       $[**]

Batch Charge is the toll manufacturing fee applicable to the semi-automatic syringe filling from a single shift aseptic filling operation (to be between approximately 10,000 and 20,000 syringes).

The Per-Unit Charges shall be applied to each unit of Product delivered from a single batch (i.e., The "Unit Charges" = Number of syringes delivered multiplied by the "Per-Unit Charges")

For each batch manufactured GILEAD shall invoice EYETECH the sum of the Batch Charge plus the Unit Charges.

All of these Batch/Unit charges and related assumptions are based on GILEAD's experience with EYETECH's Product to date and Critical Equipment/discussions with Eyetech to date. GILEAD reserves the right to make reasonable pricing adjustment, per Section 5.2 (b) of the Manufacturing and Supply Agreement if needed to accommodate Product Specification changes or changes to the Product Supplement.

GILEAD charges for additional support services/handling requirements (i.e., above and beyond the Standard Services/Toll Manufacturing Activities in Section 4, hereinbelow) including, but not limited to validation and tech transfer efforts for the Product shall be ordered by EYETECH as set forth in Section 2.2 of this Attachment.

GILEAD charges for additional support services/handling requirements/materials purchasing as it relates to all aspects (except for the labor component identified as the "Per Unit Packaging Charge", hereinabove) of primary (i.e., the pouch/bag/tray directly containing the Product syringe) and secondary (any respective product cartoning) labeling and packaging materials, on a cost plus [**]% basis.

NOTE: These charges (hereinabove) are expressly conditional upon Eyetech continuing to make additional capital investments in additional Critical Equipment in accordance with Section 2.2(b) to facilitate the Manufacture of the PRODUCT at GILEAD's Facility.

2.2 MINIMUM LABOR PRICING FOR SUPPORT SERVICES PERFORMED OUTSIDE THE "STANDARD SERVICES/TOLL MANUFACTURING ACTIVITIES" (HOURLY RATE):

In the event of unique/non-routine requirements associated with the Product, cost estimates for Regulatory, Validation, Tech Transfer, additional (i.e., other than the one annual Product stability lot) stability studies and other services will be provided upon request after requirements (i.e., a work plan) are mutually agreed upon by GILEAD and EYETECH. Costs for such services will be procured by EYETECH by separate Purchase Order and will be based upon a time/rate basis using following scale (on a per hour basis for the 2003 Calendar
Year):

Hourly Rates:

Project Support Services (Clerical, General Administrative)  $[**]
Technician/Specialist                                        $[**]
Engineer/Manager/Scientist                                   $[**]
Director/Sr. Engineer/Sr. Scientist/Sr. Regulatory           $[**]
Vice President/Legal                                         $[**]

After December 31, 2003, GILEAD may make adjustments to these Hourly Rates as GILEAD requires. Such adjustments to these Hourly Rate will be clearly indicated as part of any quotation GILEAD makes for a mutually agreed upon work plan.

3. Initial Planning Forecast and Annual Minimum Percentages:


Eyetech's initial (5) Five Year Planning Forecast of Orders for Product from Gilead on a calendar year basis:

Through Q4/2004         2005          2006           2007          2008
[**] syringes           [**]          [**]           [**]          [**]

Annual Minimum Percentages:

---------------------------------------------------------------
Through Launch   1st Commercial  2nd Commercial  3rd Commercial
                 Year            Year            Year
---------------------------------------------------------------
100%             100%            [**]%           [**]%
---------------------------------------------------------------

4. Description of Work That Constitutes The "STANDARD SERVICES/TOLL MANUFACTURING ACTIVITIES" To Be Performed By Gilead:

      Gilead shall manufacture Product for Eyetech from the active drug substance (API) as supplied by Eyetech. The Becton Dickinson syringe and stoppers components and other required starting materials shall be procured by Gilead and included in Product cost. Eyetech will approve the master production and control documents (i.e., Gilead's Master Production Records [MPR] and Specifications [SPC]) for compounding, component preparation, aseptic filling, visual inspection of unlabeled filled syringes, individual and/or bulk syringe container labeling/encoding, individual and/or bulk syringe container packaging (e.g., bagging, sealing as primary and/or secondary [product shelf cartooning] packaging), shipping of individual and/or bulk syringes, and warehousing such Product in accordance with the Specifications that will be followed by GILEAD in the manufacture and testing of the Product and that constitute Exhibit A of this Attachment.

      Eyetech will provide released API at Gilead's Facility at least two weeks prior to commencement of Product manufacturing. Each will have a release certificate provided to Gilead by Eyetech. API shall be tested by Gilead using Gilead's approved procedures to confirm their identity.

      Gilead will supply approved sodium phosphate monobasic monohydrate, sodium phosphate dibasic heptahydrate, sodium chloride, sodium hydroxide, hydrochloric acid, nitrogen, and Water for Injection. Gilead will perform quality control tests on these materials and release for use per approved Gilead procedures. Gilead's QC will perform lot specific in-process tests and lot specific testing to release specifications per approved Gilead procedures in Exhibit A of this Attachment. Gilead will additionally perform quality control tests to stability specifications on one lot per year (i.e., the annual stability lot) per approved Gilead procedures in Exhibit A of this Attachment.

5.    Purchase Order/Invoicing Contacts:

      5.1.  Orders to be directed to Gilead via fax at (909) 599-8716,
            Attention: Gilead Purchasing - Purchasing at (909) 599-8716.

      5.2.  Invoices to be directed to Eyetech via fax at (212) 997-9251, Attn:
            Vice President - Finance via fax at (212) 997-9251.

EXHIBIT A - Master production Records, Bill Of Materials, Analytical Methods and Specifications that constitute Standard Services (unless otherwise noted):

 NUMBER       REVISION     EFFECTIVE                 TITLE
                             DATE
------------------------------------------------------------------------------------




















                                      [**]



















                                  Attachment 2

                               Critical Equipment

Equipment    Model No.     Manufacturer       Description
S/N
-----------------------------------------------------------------------





















                                      [**]




















                                 Attachment 2-A

               Building and Equipment Improvement Plan and Budget

We understand that the cap on this budget will be $[**], though the parties agree that much less may actually be required depending on Eyetech's requirements.

                                  Attachment 3

                   Initial Manufacturing Committee Membership

Gilead and Eyetech initially designate the following two (2) representatives to serve as members of the Manufacturing Committee:

For Eyetech:


Chuck WilliamsSenior VP Manufacturing
            Telephone: 973 539 6009 (x229)
            Facsimile: 973 539 2665

Donald HodgsonDirector Manufacturing
            Telephone: 714 992 4889
            Facsimile No: 714 526 1495
For Gilead:

Tony Caracciolo, Sr. VP, Manufacturing
            Telephone:  (909) 394-4024
            Facsimile No: (909) 599-8716

Peter Durfee, Sr. Director Manufacturing/Engineering
            Telephone:  (909) 394-4022
            Facsimile No: (909) 599-1875

                                  Attachment 4

                        Work Plan for Technology Transfer

GILEAD WILL FOLLOW ITS RELATED SOP NO. 877, "LABORATORY TECHNOLOGY TRANSFER OF ANALYTICAL METHODS", TO TRANSFER THE RESPECTIVE MACUGEN TEST METHODS TO THE GILEAD QUALITY CONTROL (QC) LABORATORIES IN SAN DIMAS. SUCH A TYPICAL INTER-LABORATORY TECHNOLOGY TRANSFER OF VALIDATED METHODS REQUIRES MULTIPLE ASSAY PERFORMANCE ON THREE PRODUCT LOTS.

THE EYETECH METHODS TO BE TRANSFERRED ARE LISTED ON PAGE TWO OF THIS ATTACHMENT
4.

GILEAD WILL PERFORM THIS EFFORT ON A TIME AND MATERIAL BASIS NOT TO EXCEED (NTE) [**] HOURS, BREAKOUT ESTIMATES FOR WORK TO BE PERFORMED BY GILEAD IN SAN DIMAS ARE AS FOLLOWS:

GILEAD QC LABORATORY ESTIMATES:

CHEMISTRY TESTING                                           [**] HOURS
MICROBIOLOGY TESTING                                        [**] HOURS
ADDITIONAL REPORTS AND DOCUMENTATION PREPARATION            [**] HOURS
QC HOURS SUB-TOTAL:                                         [**] HOURS

GILEAD PPC LABORATORY ESTIMATES:

CHEMISTRY TESTING                                           [**] HOURS
MICROBIOLOGY TESTING (EXCLUDES STERILITY)                   [**] HOURS
ADDITIONAL REPORTS AND DOCUMENTATION PREPARATION            [**] HOURS
PPC HOURS SUB-TOTAL:                                        [**] HOURS

GILEAD QA SUPPORT ESTIMATES:                                [**] HOURS
PPC HOURS SUB-TOTAL:                                        [**] HOURS

TOTAL PROJECT NTE HOURS:                                    [**] HOURS

COSTS FOR THESE SERVICES WILL BE PROCURED BY EYETECH BY SEPARATE PURCHASE ORDER AND WILL BE BASED UPON A TIME/RATE BASIS USING FOLLOWING SCALE (ON A PER HOUR BASIS FOR THE 2003 CALENDAR YEAR) OF HOURLY RATES:

PROJECT SUPPORT SERVICES (CLERICAL, GENERAL ADMINISTRATIVE) $[**]
TECHNICIAN/SPECIALIST                                       $[**]
ENGINEER/MANAGER/SCIENTIST                                  $[**]
DIRECTOR/SR. ENGINEER/SR. SCIENTIST/SR. REGULATORY          $[**]
VICE PRESIDENT/LEGAL                                        $[**]

NOTE: These estimates are based upon GILEAD'S experiences to date, method complexity and GILEAD'S related procedures. GILEAD reserves the right to revise these estimates after obtaining a copy of the formal Tech Transfer Protocol under development by Dr. Scypinski at Eyetech. ]

Eyetech Method List

                   API

Test                     MTD #
Appearance               AN-TMD-1011
Water                    AN-TMD-1007
PH & Solution Clairity   AN-TMD-1010
UV Abs                   AN-TMD-1018
RP                       MTD 283(Gilead
                         mtd)
PBA                      AN-TMD-1009
SEC                      AN-TMD-1002
AE                       AN-TMD-1001
Base composition*        AN-TMD-1004

* Is not required for ICH stability

            DRUG PRODUCT

Test                     MTD #
Appearance               AN-TMD-1012
Evaluation of Visible    AN-TMD-1020
Particles
Appearance of 2(degree)  AN-TMD-1021
Delivered Volume         AN-TMD-1008
pH                       AN-TMD-1013
Osmolality               AN-TMD-1015
Viscosity                TBD
AE                       AN-TMD-1001
SEC                      AN-TMD-1002
UV Abs                   AN-TMD-1018
PBA                      AN-TMD-1009
Endotoxins               AN-TMD-1006


2